UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VERA BRADLEY, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

12420 Stonebridge Road

Roanoke, Indiana 46783

April 24, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Vera Bradley, Inc., to be held at 11:00 A.M., Eastern Time, on May 28, 2015 at our Design Center located at 12420 Stonebridge Road, Roanoke, Indiana 46783.

The attached Notice of 2015 Annual Meeting of Shareholders and Proxy Statement provide information concerning the matters to be considered and voted on at the Annual Meeting. Please take the time to carefully read each of the proposals.

Regardless of the number of shares you hold or whether you plan to attend the meeting in person, your vote is important. Accordingly, please vote your shares as soon as possible by following the instructions you received on your proxy card. Voting your shares prior to the Annual Meeting will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

To make it easier for you to vote, Internet and telephone voting are available. The instructions for voting via the Internet and telephone can be found on your proxy card.

Thank you for your continued support of Vera Bradley.

Sincerely,

Robert Wallstrom

President and Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Date:	May 28, 2015

Time:	11:00 a.m. Eastern Time

Place:	Vera Bradley Design Center 12420 Stonebridge Road Roanoke, Indiana 46783

Record Date:	March 25, 2015. You are entitled to vote at the Annual Meeting and at any adjournments or postponements of the meeting only if you were a shareholder at the close of business on the record date.

Proxy Voting:	Please submit your proxy card as soon as possible with your instructions so that your shares can be voted at the Annual Meeting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Items of Business:

•    To elect three Class II directors to the Board of Directors

•    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016

•    To reapprove the performance goals set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan

•    To transact any other business as may properly come before the meeting or at any adjournments or postponements thereof

This Notice and the accompanying proxy statement are first being mailed to shareholders on or about April 24, 2015.

By Order of the Board of Directors,

Anastacia S. Knapper

Secretary

April 24, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 28, 2015: This Notice of Annual Meeting and Proxy Statement and our Fiscal 2015 Annual Report are available in the “Investor Relations” section of our website at www.verabradley.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Meeting agenda

•  Election of three Class II directors

•  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016

•  Reapproval of the performance goals set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan

•  Transaction of any other business that may properly come before the meeting or at any adjournments or postponements thereof

Date:	May 28, 2015
Time:	11:00 a.m. Eastern Time
Place:	Vera Bradley Design Center 12420 Stonebridge Road Roanoke, Indiana 46783
Record date:	March 25, 2015
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Admission to meeting:	Proof of share ownership will be required to enter the Annual Meeting – see “Questions and Answers about the Proxy Materials and the 2015 Annual Meeting of Shareholders” for details.

Voting matters and vote recommendation

Matter	Board vote recommendation
Election of three Class II directors	For each director nominee
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016	For
Reapproval of the performance goals set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan	For

Our Directors

See “Election of Class II Directors” for additional information.

The following table provides summary information about each director, including nominees for election at the Annual Meeting. We have a classified Board of Directors consisting of four Class I directors, three Class II directors and four Class III directors. The term of the Class II directors will expire at the upcoming Annual Meeting. We, therefore, ask that our shareholders elect the Class II director nominees designated below. Each director nominee is elected by a plurality of votes cast.

Name	Age	Director since	Occupation	Inde- pendent	Other public boards	Private/ NFP Boards	Committee memberships
							AC	CC	NCG
Barbara Bradley Baekgaard	76	1982	Co-founder and Chief Creative Officer, Vera Bradley, Inc.		-	2
Richard Baum	68	2011	Managing Partner, Consumer Growth Partners	X	-	2	M		M
Robert J. Hall, Chairman*	56	2007	President, Green Gables Partners		-	7
Karen Kaplan	55	2012	Chairman and CEO, Hill Holliday, Inc.	X	1	10		M
John E. Kyees, Lead Independent Director	68	2010	Retired Chief Financial Officer, Urban Outfitters, Inc.	X	2	2	C, F
Matthew McEvoy	53	2011	Chief of Strategy and New Business Development, Burberry Group plc	X	-	-	M
Patricia R. Miller	76	1982	Co-founder, Vera Bradley, Inc.		-	4
P. Michael Miller*	77	1990	Retired Senior Partner, Hunt Suedhoff Kalamaros LLP		-	1
Frances P. Philip	57	2011	Retired Chief Merchandising Officer, L.L. Bean, Inc.	X	1	6		M	C
Edward M. Schmults*	52	2010	CEO, Wild Things, LLC	X	-	4		C	M
Robert Wallstrom	49	2013	President and CEO, Vera Bradley, Inc.		-	1

C	Chair	F	Audit Committee Financial Expert
M	Member	*	Class II director nominee for election at this annual meeting

Director Attendance

Each Class II director nominee is a current director and attended at least 75% of the aggregate of all fiscal 2015 meetings of the Board and each committee on which he or she served.

Fiscal 2015 Business Highlights

See “Executive Compensation Discussion and Analysis” for additional information.

Strategic Progress. Fiscal 2015 was a year of significant transition for the Company. Although financial results were challenged, we made substantial progress against our long-term strategic plan.

•	We opened 13 new full-line stores and 14 factory outlet stores during the year.
•	We made progress on our distribution strategies, including, among others:
-	Beginning work on our new store prototype design,
-	Beginning the transition of our outlet stores to factory outlet stores with the introduction of factory exclusive products,
-	Implementing our LOCATE system (which allows sales associates to find out-of-stock product to be shipped directly to consumers),
-	Making key enhancements to verabradley.com,
-	Expanding our department store relationships,
-	Working to stabilize the specialty gift channel, and
-	Transitioning to a wholesale business model in Japan.
•	We strengthened our team with the addition of several management team members in key areas, including merchandising, sourcing, e-commerce, planning and sales.
•	In product we:
-	Innovated and began to modernize and elevate our assortment,
-	Better focused our assortments by reducing the number of pattern launches and eliminating underperforming SKUs,
-	Made a bigger impact in our larger volume driving products by ‘majoring in the majors’ of bags, backpacks and travel,
-	Began exploring brand extensions, and
-	Worked to make our supply chain more efficient.
•	We launched our first national ad campaign focused on leather and faux leather and introduced our “Brightest Gifts Ever!” digital and print holiday campaign.

Financial Summary. Fiscal 2015 was a challenging year for our Company, as reflected in our full-year results. For the fiscal year:

•	Net revenues decreased 4.1% to $509.0 million in fiscal 2015 compared to $530.9 million in fiscal 2014.
•	Income from continuing operations was $40.8 million in fiscal 2015 compared to $60.1 million in fiscal 2014.
•	Diluted income from continuing operations per share decreased 32.4% to $1.00 in fiscal 2015 from $1.48 in fiscal 2014.

However, we strengthened our balance sheet:

•	Cash and cash equivalents were $112.3 million at the end of fiscal 2015 compared to $59.2 million at the end of fiscal 2014.
•	Inventory was carefully managed, down 28% to $98.4 million at the end of fiscal 2015 compared to $136.9 million at the end of fiscal 2014.
•	Capital expenditures for fiscal 2015 totaled $37.1 million, which were funded from cash generated from operations of $103.8 million.

Executive Compensation

Sound program design. We designed our executive officer compensation programs to attract, motivate and retain the key executives who drive our success and industry leadership. Pay that reflects performance and alignment with the interests of long-term shareholders are key principles. We achieve our objectives through compensation that:

•	provides a competitive total pay opportunity,

•	links a significant portion of total compensation to performance we believe will create long-term shareholder value,

•	enhances retention by subjecting much of total compensation to multi-year vesting, and

•	does not encourage unnecessary and excessive risk taking.

Pay for performance. Our compensation program allows our Compensation Committee to determine pay based on a comprehensive view of quantitative and qualitative factors designed to produce long-term business success. The correlation between our financial results and executive officer compensation awarded, as described in the “Executive Compensation Discussion and Analysis” which follows in this proxy statement, aligns the interests of our executive officers with those of the Company.

Pay practices. We believe that appropriate corporate governance of our executive compensation program is enhanced by a number of practices, including engagement by the Compensation Committee of its own independent consultant, the absence of tax gross-ups in any of our compensation programs (including no excise tax gross-ups) and the adoption of stock ownership guidelines applicable to directors and officers.

Auditors

See “Principal Accounting Fees and Services” for additional information.

We ask that our shareholders ratify our appointment of Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for fiscal 2016. Below is summary information about E&Y’s fees for services provided for the fiscal year ended January 31, 2015:

Fiscal 2015
Audit fees	$556,700
Audit related fees	–
Tax fees	107,889
All other fees	2,000
Total	$666,589

Reapproval of Performance Goals Set Forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan

See “Reapproval of the Performance Goals Set Forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan” for additional information.

Shareholders are being asked to reapprove the performance goals set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan (the “Incentive Plan”) for the purpose of complying with certain requirements of the Internal Revenue Code. Shareholder reapproval of the performance goals under the Incentive Plan is required every five years in order to qualify the Incentive Plan under Section 162(m) of the Code, thereby allowing the Company to deduct for federal income tax purposes certain compensation paid under the plan. If shareholders do not reapprove the performance goals under the Incentive Plan, we may not be entitled to a tax deduction for some or all of the incentive cash compensation paid to our Chief Executive Officer and our other most highly compensated executive officers.

2016 Annual Meeting

Shareholder proposals submitted for inclusion in our 2016 proxy statement pursuant to SEC Rule 14a-8 must be received by us by December 26, 2015.

Notice of shareholder proposals to be raised from the floor of the 2016 Annual Meeting of Shareholders outside of SEC Rule 14a-8 must be delivered to us no earlier than December 26, 2015 and no later than January 25, 2016.

Note about forward-looking statements

Certain statements in this proxy statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report, including without limitation, this Proxy Summary and “Executive Compensation Discussion and Analysis.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Table of Contents (cont.)

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Why am I receiving these materials?

We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Vera Bradley, Inc. (we, us, the “Company” or “Vera Bradley”), of proxies to be voted at the Company’s 2015 Annual Meeting of Shareholders and at any adjournments or postponements of the meeting. The Annual Meeting will be held on May 28, 2015 beginning at 11:00 A.M., Eastern Time, at the Company’s Design Center located at 12420 Stonebridge Road, Roanoke, Indiana 46783. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to shareholders starting on or about April 24, 2015. The mailing address of the Company’s principal executive offices is 12420 Stonebridge Road, Roanoke, Indiana 46783.

What proposals will be voted on at the Annual Meeting?

Three proposals are scheduled to be voted on at the Annual Meeting:

•	The election of three Class II directors to the Board of Directors

•	The ratification of the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for fiscal 2016

•	The reapproval of the performance goals set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan

Our Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of your instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

What are the Board of Directors’ voting recommendations?

The Company’s Board of Directors recommends that you vote your shares:

•	“FOR” the election of each of the Class II director nominees to the Board of Directors

•	“FOR” the ratification of the appointment of E&Y as our independent registered public accounting firm for fiscal 2016

•	“FOR” the reapproval of the performance goals set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan

Who is entitled to vote?

Only holders of record of our common shares at the close of business on March 25, 2015 (the “Record Date”), will be entitled to notice of and to vote at, the Annual Meeting, or at any postponements or adjournments thereof. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee (who is the shareholder of record), giving you the right to vote the shares; otherwise, your broker, bank or other nominee will vote for you pursuant to voting instructions provided by you. On the Record Date, 39,793,538 common shares were issued and outstanding. Each common share is entitled to one vote on each matter presented at the Annual Meeting.

What do I need to do now?

Please carefully consider the information in this Proxy Statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the proxy card or, for shares held by your broker, on the voting instruction card that your broker provides to you. Alternatively, you may attend the Annual Meeting and vote your shares in person, in which case, only your in-person votes will count. Remember that you will need to obtain a legal proxy from your bank, broker or nominee if your shares are held in “street name” and you wish to vote in person at the Annual Meeting.

Do I need to attend the meeting?

No. You may authorize your shares to be voted by following the instructions on the proxy card or, for shares held by your broker, on the voting instruction card that your broker provides to you.

If I wish to attend the meeting, what identification must I show to attend?

All shareholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:

•	If your shares are held through a broker or other financial institution (known as holding your shares in “street name”), you will need to bring either (1) a letter from your broker stating that you held the Company’s shares through that institution as of the Record Date, or (2) a copy of the notice of Annual Meeting document you received in the mail.

•	If you are a registered shareholder (meaning, your shares are held directly with the Company’s transfer agent), you do not need anything additional because we can check your name against the list of registered shareholders at the door.

Shareholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that, for security reasons, we cannot admit to the meeting people who lack the proper identification.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

What is the quorum requirement for the Annual Meeting?

A quorum is necessary for the Company’s shareholders to conduct business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes, described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

What is the voting requirement to approve each of the proposals?

Three Class II directors have been nominated for election at the Annual Meeting. Class II directors will be elected by a plurality of the votes properly cast in the election of directors at the Annual Meeting. This means that the three nominees who receive the largest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.

The proposal to ratify the appointment of our independent registered public accounting firm will be approved if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal.

The vote on the proposal to reapprove the performance goals set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan will be approved if the votes properly cast favoring the proposal exceed the votes cast opposing the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc., the Company’s mailing agent, will tabulate the votes. Anastacia S. Knapper, the Company’s Secretary, will act as the inspector of election.

How are broker non-votes counted? What if I abstain?

When a proposal is not a routine, uncontested matter and a brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Absent instructions, your broker will NOT be able to vote your shares with respect to the election of directors or the reapproval of the performance goals set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan because these are considered to be “non-routine” matters. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will generally have no effect on either of the proposals described above because they are not considered votes cast.

We strongly encourage you to vote your shares and exercise your right to vote as a shareholder.

Can I revoke my proxy or change my vote?

Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the Annual Meeting and voting in person.

Please note that your attendance in person at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If your shares are held in street name, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

The Company is soliciting your proxy and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may reimburse brokerage firms and other persons representing beneficial owners of our common shares for their expenses in forwarding solicitation material to such beneficial owners.

I share an address with another shareholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (the “SEC”) has approved. Under this procedure, the Company is delivering a single copy of this Proxy Statement to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this Proxy Statement will be promptly delivered to any shareholder at a shared address to which the Company delivered a single copy. To receive a separate copy of this Proxy Statement, or a separate copy of future proxy statements, shareholders may write or call Broadridge Financial Solutions, Inc. at the following address and telephone number: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or 1-800-542-1061. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Can I access the Company’s proxy materials and Annual Report electronically?

This Proxy Statement and copies of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as filed with the SEC, are available to shareholders free of charge in the “Investor Relations” section of the Company’s website at www.verabradley.com or by writing to Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

We have a classified Board of Directors consisting of four Class I directors, three Class II directors and four Class III directors, who will serve until the annual meetings of shareholders to be held in 2017, 2015 and 2016, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of shareholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting.

The term of the Class II directors will expire at the upcoming Annual Meeting. Accordingly, three people are to be elected to serve as Class II directors at the Annual Meeting. Our Board of Directors has nominated for election by the shareholders to the Class II positions, Robert J. Hall, P. Michael Miller and Edward M. Schmults, the current Class II members of the Board. If elected, Messrs. Hall, Miller and Schmults will serve as Class II directors until our annual meeting of shareholders in 2018 and until their successors are duly elected and qualified.

The Board of Directors has no reason to believe that any of Messrs. Hall, Miller and Schmults will be unable to serve as a director. If, however, any nominee becomes unable to serve as a director prior to the Annual Meeting, the proxies will have discretionary authority to vote for a substitute nominee.

Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of Messrs. Hall, Miller and Schmults.

Background information on each of the directors, including the Class II director nominees, appears below.

VOTE REQUIRED AND BOARD RECOMMENDATION

If a quorum is present, the three nominees for election as Class II directors receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes will have no effect on the vote.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE ELECTION OF THE FOLLOWING CLASS II NOMINEES TO

THE BOARD OF DIRECTORS.

BOARD OF DIRECTORS INFORMATION

Nominees for Election as Class II Directors at the 2015 Annual Meeting	Age	Director Since

Robert J. Hall – Chairman	56	2007

Mr. Hall has served as Chairman of the Board since September 2010. Mr. Hall is the President of Green Gables Partners, a private investment firm that he founded in 2010. Prior to founding Green Gables, Mr. Hall started Andesite Holdings, a private equity firm, where he served as principal from 2007 to 2014. Mr. Hall served as an Executive Director for UBS Financial Services from 2000 to 2007.

Mr. Hall serves as a director of FlyLow Gear Co., a privately-held manufacturer of outerwear; New World Stoneworks LLC, a privately-held retailer of stone products; and Bill’s Khakis, a privately-held clothing retailer. Mr. Hall also serves as the Chairman of the Board of the Mid-Atlantic region of Teach for America; is a member of the Board of the Philadelphia School Partnership; is a member of Philadelphia School Advocacy Partners; and serves as trustee of The Holderness School.

Qualifications:

Mr. Hall provides our Board of Directors with insight and perspective on general strategic and financial matters stemming from his extensive experience in investment banking, investment management, financial planning and private placements.

P. Michael Miller	77	1990

In 2013, Mr. Miller retired as a senior partner in the law firm of Hunt Suedhoff Kalamaros LLP, where he served as a partner from 1997. From 1990 through June 2010, Mr. Miller served as our Secretary and Treasurer. Mr. Miller also serves on the Board of Directors of the Vera Bradley Foundation for Breast Cancer.

Qualifications:

Mr. Miller has been involved with Vera Bradley since its inception and brings to our Board of Directors a broad array of institutional knowledge and historical perspective. Mr. Miller also provides insight and guidance on legal and business matters, stemming from his experience as a practicing attorney.

Edward M. Schmults	52	2010
Since 2009, Mr. Schmults has served as the Chief Executive Officer and a director of Wild Things, LLC, a privately-held company that provides technical apparel, packs and bags to the U.S. military, federal and state law enforcement agencies and the consumer market. From 2005 to 2009, Mr. Schmults served as the Chief Executive Officer of FAO Schwarz, a toy retailer. Prior to joining FAO Schwarz, he was employed at RedEnvelope, Inc., a catalog and internet retailer of affordable luxury goods, where he started as Senior Vice President of Operations in 2004 and was promoted to Chief Operating Officer in 2005.

Mr. Schmults currently serves on the advisory board of First Insight, Inc., a privately-held retail consulting company; is a member of the Board of Trustees of the National Outdoor Leadership School; and is a member of the Board of Directors of the Outdoor Industry Association, the industry group for the outdoor retail industry.

Qualifications:

Mr. Schmults brings to our Board of Directors over 20 years of experience in branded consumer products, direct-to-consumer sales, finance, information technology and socially responsible business practices.

Directors Continuing in Office

Class I Directors Serving until the 2017 Annual Meeting	Age	Director Since

Karen Kaplan	55	2012

Since 2013, Ms. Kaplan has served as Chairman and Chief Executive Officer of Hill Holliday, Inc., one of the nation’s largest advertising agencies. Ms. Kaplan has served in various roles for Hill Holliday since 1982.

Ms. Kaplan serves on the Board of Directors of The Michaels Companies, Inc., a publicly-held arts and crafts specialty retailer in North America. Ms. Kaplan is also a Trustee of Fidelity Investments, a multinational financial services corporation, where she serves on the Audit Committee and Governance and Nominating Committee. In addition, Ms. Kaplan serves on the Boards of Directors of the following organizations: Greater Boston Chamber of Commerce, the Chief Executives’ Club of Boston, Jobs for Massachusetts, National Association of Corporate Directors New England Chapter, the Massachusetts Women’s Forum and the Boston Symphony Orchestra. Ms. Kaplan is a Trustee of the Post Office Square Trust, as well as a member of the Clinton Global Initiative. She is also a past President of the Massachusetts Women’s Forum.

Qualifications: Ms. Kaplan brings to our Board of Directors significant marketing and branding experience, as well as a strong tactical and financial background.

John E. Kyees – Lead Independent Director	68	2010

From February 2014 through May 2014, Mr. Kyees served as the interim Chief Financial Officer of Destination XL Group, Inc., the largest multi-channel specialty retailer of big and tall men’s apparel. In 2010, Mr. Kyees retired as the Chief Investor Relations Officer from Urban Outfitters, Inc., a retail chain headquartered in Philadelphia, Pennsylvania, after serving as Chief Financial Officer from 2003 to 2010. Mr. Kyees formerly held the position of Chief Financial Officer and Chief Administrative Officer for bebe stores, Inc., a retail chain headquartered in San Francisco, California, from 2002 to 2003.

Mr. Kyees is currently a director of Destination XL Group, Inc. and a director and member of the audit committee of Rackwise Inc., a publicly-traded provider of data center infrastructure management software. In addition, Mr. Kyees is also a director of Arhaus Furniture, a privately-held retailer, and Applaud, LLC, a privately-held social networking site.

Qualifications:

Mr. Kyees brings to our Board of Directors over 40 years of experience in the consumer products retail and manufacturing industries. He has over 30 years of experience as a chief financial officer and nine years serving in that role for a public company. Institutional Investor magazine selected Mr. Kyees as a top specialty retail chief financial officer on five separate occasions, evidencing his strong skills in corporate finance, strategic and accounting matters.

Matthew McEvoy	53	2011
Mr. McEvoy is Chief of Strategy and New Business Development at Burberry Group plc, a luxury apparel and accessories company based in London. Prior to joining Burberry in 2002, Mr. McEvoy worked for nearly fifteen years at Goldman Sachs & Co., a global investment banking, securities and investment management firm, where he held positions of increasing responsibility, including Vice President of the Retail and Apparel Focus Group from 1993 to 2001.

Qualifications:

Mr. McEvoy brings to the Board of Directors extensive experience in retail operations and strategic planning, years of experience at an international retail public company and a proven track record of driving international growth and expansion.

Robert Wallstrom – President and Chief Executive Officer	49	2013
Mr. Wallstrom joined Vera Bradley as its President and Chief Executive Officer in 2013. From 2007 to 2013, Mr. Wallstrom served as President of Saks Fifth Avenue OFF 5TH, the outlet chain operated by Saks Fifth

Avenue. Previously, he was Group Senior Vice President and General Manager of Saks’ flagship New York store from 2002 to 2007. Prior to joining Saks, Mr. Wallstrom held a variety of roles at retailer Macy’s Inc. from 1987 to 1995. Mr. Wallstrom serves on the Board of Directors of the LIM Fashion Education Foundation.

Qualifications:

Mr. Wallstrom is a successful retail executive with extensive brand management experience, proven leadership abilities and a strong track record of driving growth. As President of Saks Fifth Avenue OFF 5TH, Mr. Wallstrom developed and implemented a strategic plan that repositioned the division as a growth engine, propelling it to a market-leading position. Mr. Wallstrom is extremely well-regarded in the retail industry and has a proven track record developing and successfully executing strategic growth plans. He has a deep background in brand positioning, product development, store operations and planning and allocation.

Class III Directors Serving until the 2016 Annual Meeting	Age	Director Since
Barbara Bradley Baekgaard – Co-Founder	76	1982
Ms. Baekgaard co-founded Vera Bradley in 1982. From 1982 through June 2010, she served as Co-President. In May 2010, she was appointed Chief Creative Officer. She currently serves as a board member of the Indiana University Melvin and Bren Simon Cancer Center Development Board and the Vera Bradley Foundation for Breast Cancer.

Qualifications:

As Co-Founder of Vera Bradley, Ms. Baekgaard serves a key leadership role on our Board of Directors and provides the Board with a broad array of institutional knowledge and historical perspective. Since our founding, Ms. Baekgaard has provided leadership and strategic direction in our brand’s development by providing creative vision to areas such as marketing, product design, assortment planning and the design and visual merchandising of our stores.

Richard Baum	68	2011
Mr. Baum is the managing partner of Consumer Growth Partners, a private equity firm with an exclusive investment focus on specialty retail and branded consumer products companies, which he helped to found in 2005. Prior to founding Consumer Growth Partners, Mr. Baum spent more than a decade serving in various equity research roles with investment banking, securities and investment management firms Credit Suisse, Goldman Sachs and Sanford Bernstein.

Mr. Baum serves on the Board of Directors of Harris Originals of NY, Inc., a privately-held jewelry retailer for military service personnel in the United States. He also serves on the Board of Directors of the Association for Corporate Growth New York, Inc.

Qualifications:

Mr. Baum brings to the Board of Directors particular knowledge and experience in finance and capital structure, strategic planning, consumer brand strategy, retail merchandising and operations.

Patricia R. Miller – Co-Founder	76	1982
Ms. Miller co-founded Vera Bradley in 1982. From 1982 through June 2010, she served as Co-President. In June 2010, she was appointed National Spokesperson for the Company where she continued to promote our brand until her retirement in October 2012. Ms. Miller served as the first Secretary of Commerce for the State of Indiana and the Chief Executive Officer of the Indiana Economic Development Corporation from 2005 to 2006. Ms. Miller serves as a director for the Indiana University Foundation and for the Vera Bradley Foundation for Breast Cancer.

Qualifications:

As Co-Founder of Vera Bradley, Ms. Miller brings to our Board of Directors a broad array of institutional knowledge and historical perspective. Ms. Miller also provides insight and perspective on general strategic and business matters, stemming from her extensive executive and finance experience. Since our founding, Ms. Miller has provided leadership and strategic direction to the business, guiding the development of our operations and supply chain infrastructure and the growth of our employee base.

Frances P. Philip	57	2011

From 1994 to 2011, Ms. Philip held positions of increasing responsibility at L.L. Bean, Inc. a privately-held outdoor apparel and equipment retailer based in Freeport, Maine, including Chief Merchandising Officer from 2002 to 2011. Prior to working at L.L. Bean, Ms. Philip was one of three principals who launched the innovative fresh flower catalog, Calyx & Corolla and she served in a variety of roles with other specialty retailers, including The Nature Company, Williams-Sonoma and The Gap.

Ms. Philip also serves on the boards of Pacific Sunwear of California, Inc., a publicly-traded specialty retailer of branded and proprietary casual apparel, accessories and footwear; Crane & Co., Inc., a privately-held manufacturer of US currency paper and fine cotton papers used for business and personalized stationery; Sea Bags, a privately-held retailer of handcrafted tote bags and accessories from recycled sails; and Totes-Isotoner Corporation, a privately-held international umbrella, footwear and cold weather accessory supplier. She also serves on the advisory boards of the privately-held companies Kind Exchange and Lee Auto, and on the Board of the Coastal Humane Society, a non-profit organization.

Qualifications: Ms. Philip brings to our Board of Directors extensive experience in product design and development, multi-channel merchandising and the retail and consumer products industry.

Meeting Attendance

Our Board of Directors held five meetings during fiscal 2015. Each of the standing committees of the Board of Directors held the number of meetings indicated below. During fiscal 2015, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board of which such director was a member held during the period in which such director served. Directors are encouraged to attend our annual meetings of shareholders and all directors serving at that time attended the shareholders meeting held on May 22, 2014.

The following table sets forth the three standing committees of the Board of Directors and the number of meetings held by each committee during fiscal 2015:

Audit	Compensation	Nominating and Corporate Governance

11	6	4

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board has affirmatively determined that all members of these committees satisfy the independence requirements of The NASDAQ Stock Market.

Audit Committee. Our Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls, accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, our Audit Committee has the authority to engage, oversee and dismiss public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Our Audit Committee also reviews the fairness of related party transactions in accordance with the rules of The NASDAQ Stock Market.

Compensation Committee. Our Compensation Committee reviews and recommends to our Chief Executive Officer and the Board of Directors policies, practices and procedures relating to the compensation of executive officers, including the Chief Executive Officer, and the establishment and administration of certain employee benefit plans for executive officers. The Compensation Committee has the authority to administer our 2010 Equity and Incentive Plan and advise and consult with our officers regarding managerial personnel policies.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee assists the Board of Directors with its responsibilities regarding the identification of individuals qualified to become directors, the selection of the director nominees for the next annual meeting of shareholders and the selection of director candidates to fill any vacancies on the Board of Directors. It also reviews and makes recommendations to the Board regarding the preparation, review of and compliance with corporate governance policies, succession planning for the Chief Executive Officer and tenure and retirement policies for directors.

Summary of Director Compensation

In March 2013, our Board of Directors approved a compensation program for non-employee directors, to be reviewed biannually. In doing so, the Board reviewed the recommendations of the Compensation Committee, along with a review by the Compensation Committee’s outside compensation consultant, of non-employee director compensation among peer group companies. In reviewing total compensation for our non-employee directors, the consultant evaluated the cash compensation programs and long-term equity incentive programs for non-employee directors of comparable companies. All directors other than Mr. Wallstrom and Ms. Baekgaard participate in our non-employee director compensation program. In March 2015, the Compensation Committee again reviewed the director compensation program and agreed to continue the program as adopted in March 2013.

Under the cash compensation element of the program, we pay each of our non-employee directors a cash retainer of $55,000 annually. We pay the Chairperson of our Board of Directors an additional $30,000 retainer and the Lead Independent Director an additional retainer of $10,000. In addition, we pay the following annual retainers for committee service:

Audit Committee Chair	$15,000

Audit Committee Members	$10,000

Compensation Committee Chair	$10,000

Compensation Committee Members	$7,000

Nominating and Corporate Governance Committee Chair	$8,750

Nominating and Corporate Governance Committee Members	$6,000

We also pay each of our non-employee directors an annual equity grant with a value of approximately $85,000. These restricted stock units vest and settle in our common shares, on a one-for-one basis, on the first anniversary of the grant date. The applicable award agreement also provides that the units shall vest immediately upon the death or disability of the director and upon the occurrence of a change in control of the Company, as defined in the agreement. On March 6, 2014, our Compensation Committee approved the grant of 3,122 restricted stock units to each of our non-employee directors, with a grant date of March 28, 2014.

All of our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Fiscal 2015 Director Compensation

The following table summarizes compensation that our non-employee directors earned during fiscal 2015 for services as members of our Board of Directors.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Richard Baum	$71,000	$85,012	$156,012
Robert J. Hall	85,000	85,012	170,012
Karen Kaplan	62,000	85,012	147,012
John E. Kyees	80,000	85,012	165,012
Matthew McEvoy	65,000	85,012	150,012
Patricia R. Miller	55,000	85,012	140,012
P. Michael Miller	55,000	85,012	140,012
Frances P. Philip	70,750	85,012	155,762
Edward M. Schmults	71,000	85,012	156,012
(1)	We did not pay our employee directors, Mr. Wallstrom and Ms. Baekgaard, any compensation for their services on our Board of Directors in fiscal 2015.
(2)	Represents the aggregate grant date fair value of restricted stock awarded during the fiscal year computed in accordance with FASB ASC Topic 718. Additional information regarding the calculation of these values is included in Notes 2 and 8 to our consolidated financial statements.

CORPORATE GOVERNANCE

Corporate governance at Vera Bradley is used to promote the long-term interests of our shareholders, as well as to maintain internal checks and balances, strengthen management accountability, engender public trust and foster responsible decision making and accountability. We continue to strengthen existing governance practices and develop new policies that make us a better company.

Our Board of Directors periodically reviews evolving legal, regulatory and best practice developments to determine those that will best serve the interests of our shareholders. Our Corporate Governance Guidelines were most recently updated in December 2014. Highlights of our corporate governance framework include:

Board Independence

A majority of our directors are independent of the Company and management. Our Board of Directors has affirmatively determined that Richard Baum, Karen Kaplan, John E. Kyees, Matthew McEvoy, Frances P. Philip and Edward M. Schmults satisfy the independence requirements of The NASDAQ Stock Market for service on our Board of Directors and each of its committees. Our Board of Directors has determined that Barbara Bradley Baekgaard, Robert J. Hall, Patricia R. Miller, P. Michael Miller and Robert Wallstrom are not independent under the listing standards of The NASDAQ Stock Market.

At each regular meeting of directors, time is set aside for the directors to meet in executive session without management present. In addition, the independent directors also meet without the inside directors at every regular meeting.

Only independent directors are members of the Audit, Compensation and Nominating and Corporate Governance Committees.

Stock Ownership Guidelines for Officers and Directors

Our Board of Directors has adopted stock ownership guidelines for directors, executive officers and other senior executives. These guidelines were established to encourage a long-term outlook for the management of the business and to help align the interests of management and shareholders.

The stock ownership guidelines require that all directors hold share units (as defined below) of the Company’s common stock with a value equal to four times the annual cash retainer. Until such time as a director has attained the applicable share ownership guideline, he or she is expected to retain 60% of the share units awarded to him or her by the Company.

The Chief Executive Officer is required to hold share units with a value equal to three times his annual base salary rate. Executive Vice Presidents and other key executives as determined by the Compensation Committee are required to hold share units with a value equal to two times their annual base salary rate. Until such time as the Chief Executive Officer or another officer covered by the guidelines has attained the applicable share ownership guideline, they are expected to retain 60% the share units awarded to him or her by the Company.

For purposes of the stock ownership guidelines, a “share unit” is defined as each share of Vera Bradley common stock beneficially owned, including shares of restricted stock, restricted stock units and each share underlying any stock option. Both vested and unvested shares of restricted stock and restricted stock units shall be included in calculating share units, except that unvested equity awards which are subject to performance criteria shall not be included. All directors and officers subject to the stock ownership guidelines were in compliance with the guidelines as of March 31, 2015.

Director Orientation and Continuing Education

The Nominating and Corporate Governance Committee and management are responsible for director continuing education programs to assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities.

Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties and financial and administrative support for attendance at qualifying academic or other independent programs.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the Board of Directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the Company’s assets and business. While the Board of Directors has the ultimate oversight responsibility for the risk management process, it has delegated to the Audit Committee the initial responsibility of overseeing the Company’s risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as part of the day-to-day operations of the Company and to design internal control systems with a view to identifying and managing material risks.

On a periodic basis, the Audit Committee reviews and discusses with our management the Company’s significant financial risk exposure and the steps that management has taken to monitor, control and report such risks. In addition, the Audit Committee regularly evaluates the Company’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and the steps being taken to monitor, control and report such risks. The Audit Committee reports its activities to the full Board of Directors on a regular basis and in that regard makes such recommendations to the Board of Directors with respect to risk assessment and management as it may deem necessary and appropriate.

Director Qualifications

We believe that our Board of Directors as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of our Board of Directors and the evolving needs of our business. Our Board of Directors identifies candidates for election to the Board of Directors and reviews their skills, characteristics and experience.

Our Board of Directors seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business, particularly industries and growth segments that we serve. We believe each of our current directors has experience that meets this objective. We believe that our Board of Directors collectively has experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development.

Our Board of Directors also believes that each of our current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on our Board of Directors.

Corporate Governance Guidelines, Committee Charters and Code of Ethics

Our Corporate Governance Guidelines and the charters of the three standing committees of the Board of Directors describe our governance framework. The Corporate Governance Guidelines and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Guidelines also are intended to align the interests of directors and management with those of our shareholders and to comply with or exceed the requirements of the NASDAQ Stock Market and applicable law.

Our Board and each of our standing committees annually conduct self-evaluations to identify opportunities to improve Board and committee performance. The Board, or the relevant committee, annually reviews our Corporate Governance Guidelines and committee charters and updates them as necessary to reflect changes in regulatory requirements and evolving oversight practices.

We have adopted a code of ethics, the Vera Bradley Conflict of Interest and Business Ethics Policy, applicable to all directors, officers, employees, representatives, agents and consultants of the Company. In addition to being subject to the Conflict of Interest and Business Ethics Policy, our Chief Executive Officer, Chief Financial Officer, Treasurer and Corporate Controller are also subject to our Code of Ethics for Senior Financial Officers. Any amendment to, or waiver from, a provision of our Conflict of Interest and Business Ethics Policy or Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and that relates to any element of the Policy or the Code enumerated in paragraph (b) of Item 406 of Regulation S-K shall be disclosed by posting such information on our website.

If you would like additional information about these documents, you may view the following documents at http://investors.verabradley.com/governance.cfm (please note that our website is not a part of this proxy statement):

•	Corporate Governance Guidelines
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Conflicts of Interest and Business Ethics Policy
•	Code of Ethics for Senior Financial Officers

Board Leadership Structure and Lead Independent Director

Our Board of Directors believes that one of its most important functions is to protect shareholders’ interests through independent oversight of management, including the Chief Executive Officer; however, the Board of Directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board of Directors and Chief Executive Officer. The Board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for us, based on the particular circumstances facing us from time to time. Currently, the positions of Chairman of the Board of Directors and Chief Executive Officer are held by separate persons because the Board of Directors has determined that this structure aids in the oversight of management and is in the best interests of the Company and its shareholders at this point in time.

In addition, the independent directors have appointed John E. Kyees, Chairman of the Company’s Audit Committee, to serve as Lead Independent Director. The Lead Independent Director, among other things, chairs executive sessions of the independent directors, serves as a spokesperson for the independent directors and serves as a liaison between the Company’s other independent directors and the Company’s management, auditors and counsel between Board meetings. The Board believes this structure allows all of the independent directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board of Directors has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board of Directors’ oversight responsibilities. Further, the Board of Directors believes that these responsibilities appropriately and effectively complement our Chairman of the Board and Chief Executive Officer structure.

Director Nominations

In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and for making recommendations regarding the size and composition of the Board, all on an annual basis. The objective is a Board that brings to the Company a variety of perspectives and skills that are derived from high-quality business and professional experience and that are aligned with the Company’s strategic objectives.

The Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others based upon each candidate’s qualifications, including whether a candidate possesses the specific qualities and skills desirable in certain members of the Board. Nominees for the Board must be committed to enhancing long-term shareholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Board members are expected to understand our business and the industry in which we operate, regularly attend Board and committee meetings, participate in meetings and decision making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate to the Board. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

As described in our Corporate Governance Guidelines, the Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Company. Once the Nominating and Corporate Governance Committee has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our Board, the Nominating and Corporate Governance Committee then considers the extent to which the membership of the candidate on the Board would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a variety of substantive matters pertaining to our business; however, the Board does not believe the subjective and varying nature of this nomination process lends itself to a formal policy or fixed rules with respect to the diversity of the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will evaluate director candidates in light of several factors, including the general criteria set forth above. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an annual meeting of shareholders must do so in accordance with the procedures set forth in the “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders” section of this Proxy Statement and in compliance with our bylaws. To date, the Nominating and Corporate Governance Committee has not received a director nomination from a shareholder.

Family Relationships

Barbara Bradley Baekgaard and Patricia Miller founded the Company in 1982 in Fort Wayne, Indiana. Both Ms. Baekgaard and Ms. Miller continue to serve on our Board of Directors, and Ms. Baekgaard serves as our Chief Creative Officer. P. Michael Miller, a director, is the husband of Ms. Miller. Robert J. Hall, our Chairman, is the son-in-law of Ms. Baekgaard.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of January 31, 2015 were Karen Kaplan, Frances P. Philip and Edward M. Schmults. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, nor has any member of the Compensation Committee engaged in any transaction with the Company required to be disclosed pursuant to Item 404 of Regulation S-K. None of the Company’s executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Communications with Directors

Shareholders may communicate with our directors by transmitting correspondence to our investor relations desk via the internet at http://investors.verabradley.com/contactBoard.cfm or to our Secretary at:

Secretary and General Counsel

c/o Vera Bradley, Inc.

12420 Stonebridge Road

Roanoke, Indiana 46783

The Secretary will, as appropriate, forward communications to the Board of Directors or to any individual director, directors, or committee to whom the communication is directed.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITOR

PROPOSAL

The Audit Committee has selected Ernst & Young LLP, or E&Y, as our independent registered public accounting firm to audit the consolidated financial statements of Vera Bradley for the fiscal year ending January 30, 2016. The Audit Committee and the Board of Directors seek to have the shareholders ratify the Audit Committee’s appointment of E&Y. Representatives of E&Y will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. E&Y served as our independent registered public accounting firm for fiscal 2015.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed by E&Y to Vera Bradley for the fiscal years ended January 31, 2015 and February 1, 2014:

	Fiscal 2015	Fiscal 2014
Audit Fees (1)	$556,700	$520,500
Audit-Related Fees	—	—
Tax Fees(2)	107,889	56,000
All Other Fees(3)	2,000	2,000

Total	$666,589	$578,500

(1)	Audit Fees for fiscal 2015 and fiscal 2014 consist of fees for professional services rendered by E&Y in connection with the integrated audit of the consolidated financial statements and the effectiveness of the Company’s controls over financial reporting and reviews of our interim consolidated financial statements.
(2)	Tax fees consist primarily of fees associated with tax compliance, advice and planning services.
(3)	All Other Fees consist of fees for products and services other than the above-described services. In both years, these fees related primarily to subscriptions to online research databases.

The Audit Committee’s written charter requires the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent registered public accounting firm on an individual basis. All of the services described in the table above were pre-approved by the Audit Committee. The Audit Committee considered the services listed above to be compatible with maintaining E&Y’s independence.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of Vera Bradley’s consolidated financial statements and the Company’s internal control over financial reporting. The independent registered public accounting firm of Ernst & Young LLP, or E&Y, was responsible in fiscal 2015 for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of the Company’s controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also responsible for selecting and evaluating the independence of the Company’s independent registered public accounting firm and for pre-approving the services rendered by that firm.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Vera Bradley’s audited consolidated financial statements for the fiscal year ended January 31, 2015;

2.	The Audit Committee has discussed with representatives of E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	The Audit Committee has received and reviewed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence; and

4.	The Audit Committee has considered whether the provision by E&Y of non-audit services to Vera Bradley is compatible with maintaining E&Y’s independence.

Based on these procedures and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements referred to above be included in Vera Bradley’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

John E. Kyees, Chairman

Richard Baum

Matthew McEvoy

PROPOSAL NO. 3

REAPPROVAL OF THE PERFORMANCE GOALS INCLUDED IN THE VERA BRADLEY, INC. 2010 EQUITY AND INCENTIVE PLAN

Shareholders are being asked to reapprove the performance goals set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan (the “Incentive Plan”) for the purpose of complying with certain requirements of the Internal Revenue Code. Shareholder reapproval of the performance goals under the Incentive Plan is required every five years in order to qualify the Incentive Plan under Section 162(m) of the Code (“Code Section 162M”), thereby allowing the Company to deduct for federal income tax purposes compensation paid under the Incentive Plan. If shareholders do not reapprove the performance goals under the Incentive Plan, we may not be entitled to a tax deduction for some or all of the incentive cash compensation paid to our Chief Executive Officer and our other most highly compensated executive officers.

The following description of the Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan documents. A full and complete copy of the Incentive Plan is attached to this Proxy Statement as Appendix A.

Purpose

The purpose of the Incentive Plan is to optimize the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives and that link participant’s interests to those of our stockholders; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining key employees, directors and consultants.

General Description of the Incentive Plan

The Incentive Plan permits awards of a variety of equity-based incentives, including stock options, stock awards, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units (“Stock Incentives”), as well as cash performance awards (“Cash Incentives”) and other incentives payable in cash or in shares as the Compensation Committee determines to the be in the best interests of the Company. The number of shares of common stock reserved for issuance under the Incentive Plan is 6,076,001, of which approximately 5,422,145 were available as of January 31, 2015, for future grants thereunder. As of January 31, 2015, the market value for shares of our common stock was $19.07 per share. The Incentive Plan has an indefinite term.

The number of shares of common stock as to which any Stock Incentive is granted and the amount of any Cash Incentive, as well as the persons to whom any Stock Incentive or Cash Incentive are granted is determined by the Compensation Committee, subject to the provisions and limitations of the Incentive Plan. To the extent not inconsistent with the terms of the Incentive Plan, the Compensation Committee may establish the terms of any Stock Incentive, including exercise or settlement price and terms of forfeiture, or any Cash Incentive. Stock Incentives generally are not transferable or assignable during a holder’s lifetime, subject to such terms as may be established by the Compensation Committee.

Eligibility

Employees of the Company and its affiliates, any member of the Board of Directors and any consultant, advisor or other independent service provider to the Company or its affiliates are eligible to receive awards under the Incentive Plan. As of the date of this proxy statement, the Company had a total of approximately 2,696 employees who were eligible to receive awards under the Incentive Plan; however, to date, grants have been made only to employees at the level of director or above, with the exception of our one-time grants which were issued to all employees employed as of the date of our initial public offering in 2010. There were approximately 58 employees at the level of director or above as of the date of this proxy statement. In addition, our nine non-employee directors are also eligible to receive, and have received, awards under the Incentive Plan. Although the Incentive Plan also provides for grants of stock-based awards to consultants and other service providers, no such grants are currently outstanding under the Incentive Plan. Because consultants and other service providers may not be directly employed by the Company, it is not possible to approximate the number of such consultants and other service providers that are eligible to participate in the Incentive Plan.

Eligibility for any particular award is determined by the Compensation Committee and, in the case of certain awards such as incentive stock options, may be limited by the Internal Revenue Code.

Performance Shares, Performance Units and Performance Awards

Among other forms of Stock Incentives and Cash Incentives, the Compensation Committee may grant awards of performance shares, performance units or performance awards under the Incentive Plan based upon the achievement of specified performance criteria or other events such as a change in control.

The Compensation Committee has the authority to determine the terms and conditions of the performance shares, performance units and performance awards, including the number of performance shares and the number and value of performance units each participant receives for each or any performance period and the performance criteria applicable in respect of such performance shares, performance units and performance awards for each performance period. The Compensation Committee is also authorized to determine the duration of each performance period (which may differ from each other) and there may be more than one performance period in existence at any one time as to any participant or all, or any class of, participants.

Performance shares, performance units and performance awards become earned, in whole or in part, based upon the attainment of specified performance criteria or the occurrence of other events, including a change in control, as the Compensation Committee determines. The Compensation Committee may provide, at the time of any grant of performance shares or performance units, that if performance relative to the performance criteria exceeds targeted levels, the number of shares issuable in respect of each performance share or the value payable in respect of each performance unit shall be adjusted by such multiple (not to exceed 200%) as the Compensation Committee specifies.

Business Criteria Underlying Performance Goals

In order to be considered performance-based compensation, an award must be subject to the accomplishment of one or more performance goals. These performance goals may be based on one or more of the following performance criteria established by the Compensation Committee:

•	Same store sales	•	Income	•	Return on capital

•	Net operating profit after tax	•	Net income	•	Return on assets

•	Cash flow	•	Operating income	•	Return on net assets

•	Revenue	•	Net operating income	•	Total shareholder return

•	Net revenue	•	Operating margin	•	Economic profit

•	Sales	•	Earnings	•	Market share

•	Earnings per share	•	Return on equity	•	Return on investment

•	Expense/cost control	•	Working capital	•	Volume/production

•	New products	•	Customer satisfaction	•	Brand development

•	Employee retention or employee turnover	•	Employee satisfaction or engagement	•	Environmental, health or other safety goals

•	Individual performance	•	Strategic objectives milestones	•	Earnings before interest and taxes

•	Earnings before interest, taxes, depreciation and amortization	•	Appreciation in the fair market value, book value or other measure of value of the Company’s common stock

When establishing performance criteria for a performance period, the Compensation Committee is permitted to specify any reasonable definition of the performance criteria it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, such as investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other non-operating items.

The Compensation Committee has the discretion to adjust targets set for pre-established performance objectives; however, awards designed to qualify for the performance-based exception from the tax deductibility limits of Code Section 162(m) may not be adjusted upward, except to the extent permitted under Code Section 162(m) to reflect accounting changes or other events. If Code Section 162(m) or other applicable tax or securities laws change to allow the Committee discretion to change the types of performance criteria without obtaining shareholder approval, the Committee will have sole discretion to make such changes without obtaining shareholder approval. In addition, if the Committee determines it is advisable to grant awards that will not qualify for the aforementioned performance-based exception, the Committee may grant awards that do not so qualify.

Award Limits

Awards under the Incentive Plan are subject to the following limits:

Plan Limits. The Company has reserved 6,076,001 shares for issuance under the Incentive Plan, of which 5,422,145 shares remain available for grant as of January 31, 2015.

Individual Limits. The maximum number of shares and share equivalent units that may be granted during any calendar year to any one participant is 2,025,334 shares, which limit will apply regardless of whether the compensation is paid in shares or in cash. To the extent necessary to comply with Code Section 162(m), the maximum aggregate dollar amount that may be paid to any one participant during any calendar year in the form of performance units, performance awards or any cash-based award granted under the Incentive Plan is $5,000,000.

It is not possible to determine the actual amount of compensation that will be earned under the Incentive Plan in fiscal 2016 or in future years because the awards earned will depend on future performance as measured against the applicable performance goals established by the Compensation Committee. The Company expects that future awards under the Incentive Plan will be granted in a manner substantially consistent with the historical grant of awards under the plan.

For information regarding past grants and outstanding equity awards, see the disclosure in this Proxy Statement in “Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2015 Fiscal Year-End.”

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation in the Incentive Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Incentive Plan.

Stock Options

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant if the participant was, without a break in service, employed by us or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

If the participant does not sell or otherwise dispose of the stock before the later of: (i) the end of two years from the date of the grant of the incentive stock option or (ii) one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain and we will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, the additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of a stock appreciation right will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Restricted Stock and Performance Shares. A grant of restricted stock or performance shares will not result in taxable income to the participant at the time of grant and we will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder of restricted stock during the restricted period also will be compensation income to the participant and we will be entitled to a corresponding deduction when the dividends are paid, if paid in cash, or are no longer subject to a substantial risk of forfeiture or become transferable, if paid in shares. A participant may elect, pursuant to Section 83(b) of the Code, to have ordinary income recognized at the date a restricted stock award or performance share award, as the case may be, is granted and to have the applicable capital gain holding period commence as of that date. In such a case, we will be entitled to a corresponding deduction on the date of grant

Restricted Stock Units and Performance Units. A grant of restricted stock units or performance units will not result in taxable income to the participant at the time of grant and we will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Dividend equivalents paid to the holder of restricted stock units during the restricted period also will be compensation income to the participant and we will be entitled to a corresponding deduction when the dividend equivalents are paid. No election pursuant to Section 83(b) of the Code may be made with respect to restricted stock units and performance units.

Performance Awards and Other Stock-Based Awards. A grant of a performance award or other stock-based award will not result in taxable income to the participant at the time of grant and we will not be entitled to a corresponding deduction. Upon payment of cash or the issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.

Code Section 162(m). With respect to certain executive officers, including the Chief Executive Officer, the amount of compensation payments that may be deducted by us in any given taxable year may be limited to $1 million, regardless of whether we would otherwise be entitled to a deduction for such payments. This limit does not apply to performance-based compensation that satisfies certain conditions. The Incentive Plan is intended to comply with the rules for performance-based compensation, such that stock options, stock appreciation rights, performance awards, performance shares and performance units as well as other performance-based cash plans, such as our annual incentive plan, can be awarded in a manner that is intended to satisfy the applicable conditions and be deductible on the same basis as applies to all employees generally. Other types of non-performance-based awards may not qualify for this performance-based exception to the deduction limit.

Section 409A. Section 409A of the Code may cause certain deferred compensation amounts to be deemed currently taxable at normal rates and subject to an additional tax rate of at least 20%. It is intended that any amounts awarded pursuant to the Incentive Plan that are treated as deferred compensation for purposes of such Section shall be administered in a manner intended to comply with such requirements, to the extent applicable to such compensation.

Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, we may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE REAPPROVAL OF THE PERFORMANCE GOALS INCLUDED IN THE VERA BRADLEY 2010 EQUITY AND INCENTIVE PLAN.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2015.

SUBMITTED BY THE COMPENSATION COMMITTEE

Edward M. Schmults, Chair

Karen Kaplan

Frances P. Philip

Compensation Discussion and Analysis

This is a presentation of the material elements of our compensation practices for our named executive officers. The following executives are our “named executive officers” as of the last day of fiscal 2015, as that term is defined by the Securities and Exchange Commission.

•	Robert Wallstrom, President and Chief Executive Officer

•	Kevin J. Sierks, Executive Vice President, Chief Financial Officer

•	Barbara Bradley Baekgaard, Chief Creative Officer

•	Sue Fuller, Executive Vice President, Chief Merchandising Officer

•	Angel Ilagan, Executive Vice President, Chief Marketing Officer (Mr. Ilagan’s employment with the Company terminated effective April 17, 2015)

To assist in understanding our named executive officer compensation program, we have included a discussion of our compensation policies and decisions for periods before and after fiscal 2015 where relevant. Our compensation program is designed to provide some common standards throughout the Company. Therefore, much of what is disclosed below applies to executives in general and is not limited to our named executive officers.

The information provided in this section should be read together with the tables and narratives that accompany the information presented.

Fiscal 2015 Business Highlights

Fiscal 2015 was a year of significant transition for the Company. Although financial results were challenged, we made substantial progress against our long-term strategic plan.

•	We opened 13 new full-line stores and 14 factory outlet stores during the year.

•	We made progress on our distribution strategies, including, among others:

¡	Beginning work on our new store prototype design,

¡	Beginning the transition of our outlet stores to factory outlet stores with the introduction of factory exclusive products,

¡	Implementing our LOCATE system (which allows sales associates to find out-of-stock product to be shipped directly to consumers),

¡	Making key enhancements to verabradley.com,

¡	Expanding our department store relationships,

¡	Working to stabilize the specialty gift channel, and

¡	Transitioning to a wholesale business model in Japan.

•	We strengthened our team with the addition of several management team members in key areas, including merchandising, sourcing, e-commerce, planning and sales.

•	In product we:

¡	Innovated and began to modernize and elevate our assortment,

¡	Better focused our assortments by reducing the number of pattern launches and eliminating underperforming SKUs,

¡	Made a bigger impact in our larger volume driving products by ‘majoring in the majors’ of bags, backpacks and travel,

¡	Began exploring brand extensions, and

¡	Worked to make our supply chain more efficient.

•	We launched our first national ad campaign focused on leather and faux leather and introduced our “Brightest Gifts Ever!” digital and print holiday campaign.

For the fiscal year:

•	Net revenues decreased 4.1% to $509.0 million in fiscal 2015 compared to $530.9 million in fiscal 2014.

•	Income from continuing operations was $40.8 million in fiscal 2015 compared to $60.1 million in fiscal 2014.

•	Diluted income from continuing operations per share decreased 32.4% to $1.00 in fiscal 2015 from $1.48 in fiscal 2014.

We strengthened our balance sheet:

•	Cash and cash equivalents were $112.3 million at the end of fiscal 2015 compared to $59.2 million at the end of fiscal 2014.

•	Inventory was carefully managed, down 28% to $98.4 million at the end of fiscal 2015 compared to $136.9 million at the end of fiscal 2014.

•	Capital expenditures for fiscal 2015 totaled $37.1 million, which were funded from cash generated from operations of $103.8 million.

How We Make Executive Compensation Decisions

Role of the Compensation Committee. The Compensation Committee is responsible to the Board for overseeing the development and administration of our compensation programs and for approving the compensation packages of newly-hired executive officers. The Compensation Committee is composed of three independent directors and is responsible for the review and approval of all aspects of executive compensation. The Committee is supported in its work by the Vice President of Human Resources, her staff and an independent executive compensation consultant, as described below.

Role of Management. Our Compensation Committee generally seeks input from our Chief Executive Officer when discussing the performance and compensation levels of the other named executive officers. The Compensation Committee also works with our Chief Executive Officer, our Chief Financial Officer and the Vice President of Human Resources in evaluating the financial, accounting, tax and retention implications of our various compensation programs. Neither Mr. Wallstrom nor any of our other executives participates in deliberations relating to his or her own compensation.

Role of the Compensation Consultant. The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its executive compensation consultant. Meridian is retained by and reports directly to the Compensation Committee and the Committee may replace Meridian or hire additional consultants at any time. A Meridian representative attends Compensation Committee meetings, as requested, and communicates with the chair of the Compensation Committee between meetings. Our Compensation Committee, however, makes all decisions regarding the compensation of our named executive officers.

Meridian was not given a narrow list of instructions, but rather was engaged to provide the Committee with information and advice that might assist the Committee in performing its duties. During fiscal 2015, Meridian’s services included the following:

•	updating the Committee on regulatory changes impacting compensation plans;

•	providing information on market trends, practices and other data;

•	reviewing the Company’s compensation peer group and conducting a competitive analysis of compensation for executives and outside directors;

•	assisting in reviewing and designing various compensation program elements;

•	updating and providing guidance and advice related to the overall executive compensation structure; and

•	reviewing compensation peer group information and conducting a competitive analysis of compensation for the hiring of the Executive Vice President, Chief Marketing Officer.

Philosophy and Objectives of Our Executive Compensation Program

We believe that the Company’s compensation philosophy should act as the “blue print” for the total compensation design and targeted value to be delivered to the executive officers. Our compensation philosophy is intended to ensure that the framework for the Company’s compensation program supports the strategic needs of the business, that the components of the pay system are working in concert to influence executive behavior in support of organization imperatives and that the mechanics of the executive reward structure reinforce the corporate culture and management style of the organization itself.

Our compensation philosophy includes two identifiable components:

•	Compensation Objectives: A set of “guiding principles” that provide an overview of the intended purpose of the compensation program

•	Pay Goals: Our intended level of competitive positioning for executive pay

Compensation Objectives.    Our executive compensation program is designed to encourage our named executive officers to focus on building shareholder value, maximizing growth and profitability, and continuing to maintain our unique culture and build our strong brand. We strive to provide our named executive officers with a compensation package that is competitive within our industry. We also view compensation practices as a means for communicating our goals and for motivating and rewarding employees in relation to their achievements.

Our objective is to provide a competitive total rewards compensation package to attract and retain key personnel and drive effective results. Our executive compensation program provides for the following main elements:

•	base salaries, which are designed to allow us to attract and retain qualified candidates in a highly competitive market;

•	annual incentive compensation, which provides the opportunity for additional cash compensation and is designed to support our pay-for-performance philosophy;

•	equity compensation, in order to compete for executive talent and align the interests of our employees, including our named executive officers, with those of the Company’s shareholders; and

•	a comprehensive benefits package that is available to all of our employees.

A detailed description of these components is provided below.

Pay Goals. In January 2014, the Compensation Committee reviewed the Company’s pay percentile goals and determined that it would be beneficial to establish ranges of compensation with respect to each of the Company’s main compensation components around the 50th percentile of peer group compensation. A primary focus of the Committee in setting executive compensation is to target total compensation within the established range, although competitiveness of the other pay components is also strongly considered. For the Chief Executive Officer and the other named executive officers, the Compensation Committee considers the following ranges when assessing the competitiveness of each pay component:

Target total compensation:	50th percentile of peer group, +/- 15%

Annual base salary rate:	50th percentile of peer group, +/- 15%

Target annual incentive:	50th percentile of peer group, +/- 15%

Target long-term incentive:	50th percentile of peer group, +/- 15%;

In addition, the Compensation Committee seeks to ensure that a substantial portion of the total compensation awarded to the named executive officers is performance-based and is comprised of both annual and long-term incentives. The mix of compensation for the Chief Executive Officer and other named executive officers is set forth below:

Fiscal 2015 target compensation for CEO as percentage of total compensation:

Fiscal 2015 target compensation for named executive officers as percentage of total compensation:

Elements of Our Executive Compensation Program Generally

Peer Group and Benchmarking. At least annually, the Compensation Committee, with the assistance of Meridian, conducts a review of a peer group used for executive compensation comparisons to ensure all peer companies remain an appropriate basis for comparison. In selecting peer companies, the Compensation Committee aims to identify companies with similar characteristics to our Company. Specifically, we look for peer group companies that are in the retail industry or another related industry, have a strong consumer brand, are profitable and growing and are of a comparable size (based on revenue, operating income and market capitalization). Based on these criteria, the

Compensation Committee utilized the following 18 peer companies for fiscal 2015 pay decisions:

bebe stores, inc.	Body Central Corp.	The Buckle, Inc.
Cache, Inc.	Crocs, Inc.	Destination Maternity Corporation
The Finish Line, Inc.	G-III Apparel Group, Ltd.	K-Swiss Inc.
lululemon athletica inc.	Steven Madden, Ltd	Maidenform Brands, Inc.
Movado Group, Inc.	Oxford Industries, Inc.	rue21, inc.
Under Armour, Inc.	The Wet Seal, Inc.	Zumiez Inc.

Response to Advisory Vote on Executive Compensation.    At the 2014 Annual Meeting of Shareholders, we were pleased that approximately 99% of the votes cast on the advisory vote on our executive compensation program were voted in support of the compensation paid to the named executive officers. In view of the overwhelming support from shareholders, the Compensation Committee determined that the results of the vote did not call for any major changes to our executive compensation plans.

In setting fiscal 2015 compensation, the Committee materially maintained the compensation program structure in place since fiscal 2013, which includes annual base salary, annual incentive compensation, long-term incentive compensation and benefits.

Base Salary. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job. Base salaries are intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities, tenure, historical compensation, retention risk and current and future contributions to the Company. We believe our base salaries are set at levels that allow us to attract and retain executives in competitive markets and strive to be within 15% of the 50th percentile of peer group data. In particular, we set base salaries keeping in mind that we are often recruiting from a fashion and retail marketplace that is not typically found in the Company’s hometown of Fort Wayne, Indiana. With these principles in mind, base salaries are reviewed at least annually by our Compensation Committee and may be adjusted from time to time based on the results of this review. Meridian prepares a report for the Compensation Committee annually that contains an assessment of the executive officers’ compensation, including base salary, annual cash incentives and equity-based incentives, relative to comparable positions at the peer group companies. In addition, the Compensation Committee reviews the merit scores of each named executive officer’s annual performance review which is performed by the Chief Executive Officer. The only exceptions are the Chief Executive Officer, whose annual review is conducted by the Board of Directors, and Ms. Baekgaard, who does not typically receive any annual base salary rate increase.

Annual Incentive Compensation. Our annual incentive compensation, in the form of an annual cash bonus, is intended to compensate our named executive officers for meeting our short-term corporate objectives and to incentivize our named executive officers to meet these objectives. In fiscal 2015, these objectives were weighted 35% to a net revenue objective, 40% to an operating income objective and 25% to strategic objectives.

The Compensation Committee selected net revenue because, we believe as a company still in the early stages of growth, top line growth is important to our shareholders and to the ultimate performance of the Company. Top line growth, however, must be accompanied by improvement to the bottom line; so the Compensation Committee selected operating income as a second performance metric. In the future, as the Company grows and circumstances change, the Compensation Committee will review the application of other financial performance measures. The Compensation Committee typically sets a target level of performance at which the full target bonus can be earned. The Compensation Committee also sets a threshold level of performance below which no bonus is earned and a maximum level of performance that results in a maximum bonus.

In addition to the financial objectives, the Compensation Committee added a strategic objectives component to the annual incentive compensation program in fiscal 2015. The Committee believes that this addition is appropriate to incentivize the new management team to meet significant strategic objectives key to achieving the Company’s long-range strategic plan. These strategic goals were to improve inventory turns, complete a rationalization of the number of SKUs in the product assortment, hit goals relating to store payroll as a percentage of sales, fill key skill gaps with top level talent and finalize and implement a long-range strategic plan.

Long-Term Incentive Compensation. We also grant long-term equity awards under our executive compensation program in order to compete for executive talent and align the interests of our employees, including our named executive officers, with those of the Company’s shareholders. These awards are intended to motivate executives by tying a portion of their incentive compensation to the performance of our common stock over the long term. We believe these awards also serve as motivation to executives to continue to improve the long-term performance of the Company. In fiscal 2015, the Compensation Committee granted time-based and performance-based restricted stock units to align our executives’ interests with those of our shareholders, to serve as a long-term retention tool and to provide an immediate ownership stake in the Company.

Benefits. The named executive officers are eligible for the same level and offering of benefits available to other employees. Our benefits, such as our basic health benefits, 401(k) plan, life insurance, paid time off, matching charitable gifts program, tuition reimbursement and discounts on certain company products, are intended to provide a stable array of support to our employees and their families throughout various stages of their careers and these core benefits are provided to all full-time employees. The 401(k) plan allows participants to defer amounts of their annual compensation before taxes, up to the cap set by the Internal Revenue Code, which was $17,500 per person for calendar year 2014. Employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan. We currently provide matching contributions equal to 50% of an employee’s individual contribution, up to a maximum of 10% of the participant’s annual salary and subject to certain other limits, including vesting requirements.

We believe that appropriate corporate governance of our executive compensation program is enhanced by a number of practices, including: engagement by the Compensation Committee of its own independent consultant, the absence of tax gross-ups contained in any of our compensation programs (including no excise tax gross-ups) and the adoption of stock ownership guidelines applicable to directors and executive officers.

Determining the Amount of Each Element of Compensation

Overview. Generally, the amount of each element of our compensation program is determined by our Compensation Committee on an annual basis taking into consideration our compensation philosophy, results of operations, long-term and short-term goals, the competitive market for our named executive officers, individual performance and general economic factors. Our approach has been to provide executives with an annual base salary, annual bonus opportunity and long-term incentive opportunity that generally are competitive with the level of those elements paid for comparable positions at comparable companies and based on our compensation philosophy. Once the level of compensation is set for the year, the Compensation Committee may revisit its decisions if there are material developments during the year, such as promotions, changes in responsibilities or other factors, that may warrant a change in compensation. After the year is over, the Compensation Committee reviews our financial performance to determine the achievement of annual incentive compensation targets and to assess the overall functioning of our compensation plans against our goals. The Compensation Committee believes that the overall design of the Company’s compensation program and the amounts paid to the named executive officers are appropriate and are in keeping with the compensation philosophy and objectives of the compensation program.

Impact of Employment Agreements and Offer Letters on Fiscal 2015 Compensation. Mr. Wallstrom, Ms. Fuller and Mr. Ilagan were hired by the Company shortly before or during fiscal 2015. For that reason, much of their fiscal 2015 compensation was authorized in connection with approval of an employment agreement, in Mr. Wallstrom’s case, or an offer letter, in the case of Ms. Fuller and Mr. Ilagan. In negotiating these compensation packages, the Compensation Committee considered the competitive data of the relevant peer group executive officers, the experience of the candidate, the compensation package at the executive’s prior employer and internal parity. In addition, the compensation packages offered to each of Mr. Wallstrom, Ms. Fuller and Mr. Ilagan were structured based upon the Company’s existing compensation philosophy and programs.

Please see “Agreements with Named Executive Officers” for additional information.

Base Pay.

Chief Executive Officer

Mr. Wallstrom was appointed President and Chief Executive Officer in November 2013. His annual base salary rate of $750,000 for fiscal 2015 is established by his employment agreement (see “Agreements with Named Executive Officers” below for additional information). In negotiating Mr. Wallstrom’s compensation package, including annual base salary, the Compensation Committee considered the competitive data of the peer group company chief executive officers, as well as Mr. Wallstrom’s extensive retail experience, his compensation package at his prior employer and internal parity.

Chief Financial Officer

As of March 2013, when fiscal 2014 compensation was set, Mr. Sierks was serving as Interim Chief Financial Officer. Due to the interim nature of the appointment, the Compensation Committee did not benchmark Mr. Sierks’ annual base salary at that time against other chief financial officers in the peer group when determining his merit increase, but relied primarily upon our former Chief Executive Officer Michael C. Ray’s assessment of Mr. Sierks’ performance as corporate controller, which resulted in an annual base salary in fiscal 2014 of $244,660. Mr. Sierks was promoted to the permanent position of Chief Financial Officer in January 2014, and the Compensation Committee reviewed competitive data of peer group company chief financial officers, as well as Mr. Sierks’ performance in the interim position. At that time, the Compensation Committee set Mr. Sierks’ annual base salary at $325,000. In September 2014, the Compensation Committee further considered Mr. Sierks’ increasing responsibility and again reviewed benchmarking data and increased Mr. Sierks’ annual base salary to $400,000.

Other Named Executives

As a founder of the Company, Ms. Baekgaard was not considered for an increase to her annual base salary for fiscal 2015, which was set in 2009.

Ms. Fuller was hired in January 2014, and her fiscal 2015 annual base salary rate of $500,000 and other compensation for the remainder of fiscal 2014 and fiscal 2015 were negotiated at that time. In negotiating Ms. Fuller’s compensation, including annual base salary rate, the Compensation Committee considered the competitive data of the peer group companies for similar positions, as well as Ms. Fuller’s extensive merchant experience, her compensation package at her prior employer and internal parity.

Mr. Ilagan was hired in May 2014, and his fiscal 2015 annual base salary of $400,010 and other compensation were negotiated at that time. In negotiating Mr. Ilagan’s compensation, including annual base salary, the Compensation Committee considered the competitive data of peer group companies for similar positions, as well as Mr. Ilagan’s marketing experience, his compensation package at his prior employer and internal parity.

For all other executives, in its March 2014 review of base salaries for fiscal 2015, our Compensation Committee considered the Company’s overall approach to merit increases, which was based upon a target level of a 2.5% merit increase which was then adjusted up or down based upon an employee’s performance, any changes in his or her role or responsibility and, where available, the information provided by Meridian regarding base salaries for executives within the peer group companies. Our objective is generally to be within the competitive range of the peer group median, on average, for base salaries of our executive officers, including our named executive officers. We consider a range of +/-15% around the market median (50th percentile) to be competitive but still capable of recognizing differences among executives.

The following table shows annual base salary rate increases for each of our named executive officers for fiscal 2015. Amounts represent a base rate of pay; actual earnings during a fiscal year may vary based upon a variety of factors, including the number of weeks in the fiscal year.

Name and Principal Position	Fiscal 2014 Base Salary Rate	Fiscal 2015 Base Salary Rate	Fiscal 2015 Percentage Increase
Robert Wallstrom(1) President and Chief Executive Officer	$750,000	$750,000	0.0%

Kevin Sierks(2) Executive Vice President, Chief Financial Officer	244,660	400,000	63%

Barbara Bradley Baekgaard(3) Chief Creative Officer	465,764	465,764	0.0%

Sue Fuller(4) Executive Vice President, Chief Merchandising Officer	500,000	500,000	0.0%

Angel Ilagan(5) Executive Vice President, Chief Marketing Officer	--------	400,010	N/A

(1)	Mr. Wallstrom’s annual base salary rate was established by his Employment Agreement and was effective as of November 11, 2013.
(2)

For fiscal 2014, Mr. Sierks’ annual base salary rate was effective as of February 24, 2013. Effective January 30, 2014, Mr. Sierks was promoted to the role of Chief Financial Officer and his annual base salary rate was increased to $325,000, and that annual base salary rate was in effect on February 3, 2014, the first day of fiscal 2015. Effective September 7, 2014, Mr. Sierks’ annual base salary rate was increased to $400,000.
(3)	Ms. Baekgaard’s annual base salary rate was established in fiscal 2010 and has been effective as of the first day of each fiscal year thereafter. As a co-founder of the Company she is generally not considered for increases in annual base salary rate.
(4)	Ms. Fuller’s annual base salary rate was established by her offer letter and was effective as of January 6, 2014.
(5)	Mr. Ilagan’s annual base salary rate was established by his offer letter and was effective as of July 21, 2014.

Annual Incentive Compensation. In fiscal 2015, the Compensation Committee adopted an annual bonus structure similar to that of fiscal 2014. The amount of bonus earned for fiscal 2015 was determined based 35% on net revenue, 40% on operating income performance and 25% on the achievement of strategic goals. The Compensation Committee selected net revenue as a performance measure for the Annual Incentive Plan because, we believe top-line growth is important to our shareholders and to the ultimate performance of the Company. Top-line growth, however, must be accompanied by improvement to the bottom line, so the Compensation Committee selected operating income as a second performance metric. In addition to these financial objectives, the Compensation Committee added a strategic objectives component to the annual incentive compensation program in fiscal 2015. The Committee believes that this addition was appropriate to incentivize a new management team to meet significant strategic objectives key to meeting the Company’s long-range strategic plan. The Compensation Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

		Payout as a percentage of target incentive
	Percentage of Bonus Represented	Threshold Performance	Target Performance	Maximum Performance

Operating Income	40%	25%	100%	200%

Net Revenue	35%	25%	100%	200%

Strategic Objectives(1)	25%	75%	100%	150%

Total	100%	37.5%	100%	187.5%

(1)	Strategic objectives had a payout scale with five levels: 0% payout for meeting none of the objectives; a 75% payout for meeting most of the objectives; a 100% payout for meeting the objectives; a 125% payout for exceeding the objectives; and a 150% payout for significantly exceeding all of the objectives. The payout for strategic objectives is capped at 100% in the event that either or both of the operating income or net revenue targets are not achieved at the threshold performance level or higher.

In fiscal 2015, threshold performance levels for operating income were not met and, therefore, no bonus amount was paid for this metric. Net revenue was $509.0 million in fiscal 2015, above the threshold performance level of $503.6 million, resulting in a 31% payout for the net revenue metric.

The strategic objectives were all met, resulting in a 100% payout for the strategic objectives metric. These strategic goals were to improve inventory turns, complete a rationalization of the number of SKUs in the product assortment, hit goals relating to store payroll as a percentage of sales, fill key skill gaps with top level talent and finalize and implement a long-range strategic plan.

The following table sets forth the goals for net revenue, operating income and strategic objectives, as well as actual performance for fiscal 2015 and the bonus opportunity associated with each:

($ in millions)	Net Revenue	Operating Income	Strategic Objectives	Bonus Opportunity as a Percentage of Target Incentive
Threshold	$503.6	$77.2	Met Most	37.5%
Target	$572.3	$87.7	Met	100%
Maximum	$641.0	$98.2	Significantly Exceeded	187.5%
Fiscal 2015 Actual Results	$509.0	$64.1	Met	35.9%

The Compensation Committee has the authority to modify or adjust awards upon the occurrence of certain unusual or nonrecurring events. The Compensation Committee did not modify or adjust awards made for fiscal 2015. For financial performance metrics, payout levels are determined using linear interpolation for results falling between the three performance levels.

As discussed further below, bonus payouts for Mr. Wallstrom, Ms. Fuller and Mr. Ilagan were guaranteed to be at least at the target level. For Mr. Wallstrom and Mr. Ilagan this target was as a percentage of their respective annual base salary rates, and for Ms. Fuller it was as a percentage of her eligible earnings (as defined in footnote 2 in the table directly below). In all other cases, and for Ms. Fuller in the future, the Compensation Committee sets, on an annual basis, a threshold, target and maximum payout opportunity for the named executive officers expressed as a percentage of eligible earnings. In future years, pursuant to his employment agreement, Mr. Wallstrom’s annual incentive will continue to be calculated as a percentage of his annual base salary rate. The Compensation Committee aimed to set the annual target bonus opportunity in fiscal 2015 for our named executive officers generally to be within 15% of the 50th percentile of comparable positions at comparable companies within the peer group.

The following table sets forth each named executive officer’s threshold, target and maximum annual bonus opportunity:

Name	Fiscal 2015 Threshold/Target/Maximum Bonus as a Percentage of Eligible Earnings(1)

Robert Wallstrom(2)	Guaranteed at 100%; Maximum 200%

Kevin J. Sierks	18.8% /50% /93.8%

Barbara Bradley Baekgaard	18.8% /50% /93.8%

Sue Fuller(2)	Guaranteed at 50%; Maximum 93.8%

Angel Ilagan(2)	Guaranteed at 50%; Maximum 93.8%

(1)	Except in the case of Mr. Wallstrom and Mr. Ilagan, actual bonus is calculated as a percentage of eligible earnings. Eligible earnings are defined as gross wages earned under regular employment status during the fiscal year, excluding any incentive payments and taxable fringe benefits.
(2)	Mr. Wallstrom, Ms. Fuller and Mr. Ilagan were guaranteed fiscal 2015 bonus at the target level regardless of corporate performance measures.

Chief Executive Officer

Per his employment agreement, Mr. Wallstrom’s target annual incentive compensation is set at 100% of his annual base salary rate, with a maximum annual cash bonus of up to 200%. As part of the recruiting process to induce Mr. Wallstrom to join the Company, his minimum annual incentive compensation for fiscal 2015 was guaranteed at the target level. This meant that in the event that the Company failed to meet threshold levels of performance for any or all of the performance metrics, Mr. Wallstrom would still earn his target bonus. In the event that the Company were to exceed target performance levels for any of the performance metrics, Mr. Wallstrom had the opportunity to increase his annual incentive compensation up to a maximum of 200% of his annual base salary rate.

Other Named Executive Officers

Per her offer letter, Ms. Fuller’s target annual incentive compensation in fiscal 2015 is set at 50% of her eligible earnings (which is the same as others at the executive vice president level). As part of the recruiting process to induce Ms. Fuller to join the Company, her annual incentive compensation for fiscal 2015 was guaranteed at the target level. This meant that in the event that the Company failed to meet threshold levels of performance for any or all of the performance metrics, Ms. Fuller would still earn her target bonus. In the event that the Company were to exceed target performance levels for any of the performance metrics, Ms. Fuller had the opportunity to increase her annual incentive compensation up to a maximum of 93.8% of her eligible earnings.

Per his offer letter, Mr. Ilagan’s target annual incentive compensation in fiscal 2015 was set at 50% of his annual base salary rate. As part of the recruiting process to induce Mr. Ilagan to join the Company, his annual incentive compensation for fiscal 2015 was guaranteed at the target level. This meant that in the event that the Company failed to meet threshold levels of performance for any or all of the performance metrics, Mr. Ilagan would still earn his target bonus. In the event that the Company were to exceed target performance levels for any of the performance metrics, Mr. Ilagan had the opportunity to increase his annual incentive compensation up to a maximum of 93.8% of his annual base salary rate.

Mr. Sierks and Ms. Baekgaard each had a target bonus opportunity for fiscal 2015 set at the same level as other executive vice presidents in the Company, 50% of eligible earnings.

Other Cash Bonuses. In connection with being retained as Executive Vice President, Chief Merchandising Officer, Ms. Fuller was given a retention bonus of $375,000. This retention bonus will be paid in three equal annual installments of $125,000. The first installment was paid on August 1, 2014, and the next two installments are to be paid on August 1, 2015 and August 1, 2016. In the event that Ms. Fuller is terminated by the Company without cause, the Company will pay Ms. Fuller all unpaid installments of the retention bonus. In establishing this retention bonus, the Compensation Committee considered Ms. Fuller’s total compensation package in comparison to both the peer group benchmarks, as well as Ms. Fuller’s compensation package at her former employer, including any unpaid bonus which was forfeited upon her termination of employment.

Mr. Ilagan received a hiring bonus of $300,000 in connection with his position as Executive Vice President, Chief Marketing Officer, which was paid in March 2015. The payment of this hiring bonus would have been reflected in Mr. Ilagan’s fiscal 2016 compensation. In establishing this hiring bonus, the Compensation Committee considered Mr. Ilagan’s total compensation package in comparison to both the peer group benchmarks, as well as Mr. Ilagan’s compensation package at his former employer, including any unpaid bonus which was forfeited upon his termination of employment.

Long-Term Incentive Compensation. In fiscal 2015, the Compensation Committee granted time-based and performance-based restricted stock units, to align our executive’s interests with those of our shareholders, to serve as a long-term retention tool and to provide an ownership stake in the Company. These grants were made pursuant to the Incentive Plan. The fiscal 2015 grant to each named executive officer was made up of 60% performance-based restricted stock units and 40% time-based restricted stock units, with terms that are similar to those of the fiscal 2013 and fiscal 2014 grants.

Threshold and maximum performance levels for the performance-based restricted stock units were set at 88% and 112%, respectively, of target earnings per share performance and payout levels range from 25% for threshold performance up to 200% for maximum performance. Each tranche of the fiscal 2015 grant of performance-based restricted stock units will be earned based upon performance against an earnings per share goal. The first tranche will be earned based on an earnings per share goal set in conjunction with the establishment of the Company’s annual operating plan for fiscal 2015. The second and third tranches will each be earned based upon a goal of a certain percentage of growth in earnings per share compared to actual results in the prior fiscal year. The Compensation Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

The performance-based restricted stock units provide for vesting at the end of a three-year performance period and the number of units earned will depend on our earnings per share performance over that performance period, as described above. The applicable award agreement also provides that the units shall vest upon the named executive officer’s disability (as defined in the Incentive Plan) or death: (i) with respect to performance years that have been completed at the time of such death or disability, each such tranche is earned and vested only to the extent of actual performance for such performance year, and (ii) with respect to performance years that have not been completed at the time of such death or disability, each tranche is deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months during which the named executive officer provided service during the performance period. The units will also vest upon retirement (as defined in the Incentive Plan): (i) with respect to performance years that have been completed at the time of retirement, each such tranche is earned and vested only to the extent of actual performance for such performance year, and (ii) with respect to performance years that have not been completed at the time of retirement, each such tranche is deemed to be earned based on the actual performance level attained for such performance year, but prorated based on the number of full fiscal months in which the named executive officer provided service throughout such month during the performance period. In addition, upon the occurrence of a change in control (as defined in the award documents) the units shall be treated as earned (i) with respect to performance years that have been completed at the time of such change in control, corresponding units shall be earned and vested only to the extent of actual performance for such performance year, and (ii) with respect to performance years that have not been completed at the time of such change in control, each corresponding unit shall be deemed to be earned at the target level, with any such earned units becoming fully vested.

The time-based restricted stock units vest and settle in our common shares, on a one-for-one basis in three equal annual installments on the first, second and third anniversaries of the date of grant. The applicable award agreement also provides that the units shall vest immediately upon the named executive officer’s disability (as defined in the Incentive Plan) or death, or, provided the named executive officer remains employed through the effective date, upon a change in control (as defined in the award agreement). In addition, the units will also vest upon the retirement (as defined in the Incentive Plan) on a prorated basis for the number of full fiscal months in which the named executive officer provided service during the restricted period for the grant. See “— Potential Payments Upon Termination or Change In Control.”

The size of each individual restricted stock unit grant was based primarily on a combination of internal pay equity considerations and overall dilution of current ownership. We also reviewed market data on long-term incentive opportunities within the compensation peer group and made reference to our pay goal of setting target long-term incentive compensation within 15% of the 50th percentile of peer group data.

Mr. Wallstrom received a grant which was equal in value to approximately $800,017 (or 107% of his annual base salary rate), as established by his employment agreement, resulting in a grant of 17,628 performance-based restricted stock units and 11,752 time-based restricted stock units. Mr. Sierks received a grant which was equal in value to approximately 50% of his fiscal 2015 annual base salary rate, resulting in a grant of 4,297 performance-based restricted stock units and 2,864 time-based restricted stock units.

Ms. Fuller received a grant which was equal in value to approximately $299,993 (or 60% of her annual base salary rate), as established by her offer letter, resulting in a grant of 6,610 performance-based restricted stock units and 4,407 time-based restricted stock units. Mr. Ilagan received a grant which was equal in value to approximately $240,009 (or 60% of his annual base salary rate), as established by his offer letter, resulting in a grant of 7,306 performance-based restricted stock units and 4,871 time-based restricted stock units. Ms. Baekgaard received a grant which was equal in value to approximately 60% of her fiscal 2015 annual base salary rate, resulting in a grant of 6,158 performance-based restricted stock units and 4,105 time-based restricted stock units.

Fiscal 2013 to Fiscal 2015 Performance Period. Performance-based restricted stock units granted on March 27, 2012 were subject to a three-year performance period established by the Compensation Committee that ended on January 31, 2015, which represents fiscal 2013, fiscal 2014 and fiscal 2015. The only current named executive officers that received a performance-based restricted stock unit grant for this period are Ms. Baekgaard and Mr. Sierks who received target grants of 5,661 and 2,400 performance-based restricted stock units, respectively. The target number of performance-based restricted stock units was equally divided into three tranches with the first tranche earned based on fiscal 2013 performance (“FY13 Tranche”), the second tranche earned based on fiscal 2014 performance (“FY14 Tranche”), and the third tranche earned based on fiscal 2015 performance (“FY15 Tranche”).

In order to earn shares under the FY13 Tranche, the Compensation Committee set a net income target of $74.8 million, with maximum performance at $82.3 million and threshold performance of $67.3 million. Actual fiscal 2013 net income was $68.9 million, resulting in a FY13 Tranche payout of 60% of target.

At the time of grant, it was determined that target performance for the FY14 Tranche was 118% of actual fiscal 2013 net income and for the FY15 Tranche was 117% of actual fiscal 2014 net income. Net income in both fiscal 2014 and fiscal 2015 fell below the threshold level of performance for each year resulting in a 0% payout for the FY14 Tranche and the FY15 Tranche. As a result, the average payout percentage for the total target number of performance-based restricted stock units was 20%. Therefore, the number of target restricted stock units earned by Ms. Baekgaard and Mr. Sierks was 1,132 and 480, respectively.

Sign-on Grants. In fiscal 2015 Mr. Ilagan received a sign-on grant in connection with his position as Executive Vice President, Chief Marketing Officer. Mr. Ilagan was granted 30,000 restricted stock units, valued at approximately $591,300 on the date of grant, which were scheduled to vest ratably over three years from the date of grant. Vesting of these restricted stock units was accelerated upon Mr. Ilagan’s involuntary separation from the Company in April 2015. In connection with making this grant, the Compensation Committee considered Mr. Ilagan’s total compensation package in comparison to both the peer group benchmarks, as well as Mr. Ilagan’s compensation package at his former employer, including unvested equity grants which were forfeited upon his termination of employment.

Overall Mix of Compensation. Annually, the Compensation Committee considers the total compensation opportunities for each named executive officer and determines how total potential compensation should be allocated across the different elements of compensation. The Compensation Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers factors such as achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, time with the corporation, risk and retention considerations.

Generally, the Compensation Committee considers market practices as reflected in the peer group data provided by its compensation consultant to obtain a baseline of total potential compensation for each named executive officer. Using this as a starting point, the Compensation Committee engages in discussions with the objective of ensuring that a material portion of each named executive officer’s total compensation is at-risk and dependent on the Company’s financial performance. Care is taken to balance the incentives to drive performance in the short-term versus the long-term. In this way, we encourage named executive officers to vigorously pursue increased performance while discouraging incentives to take excessive risks that may be beneficial in the short term, but harmful in the long run. We believe that this aligns the interests of the named executive officers with those of the shareholders year-over-year, as well as over the long term.

Agreements with Named Executive Officers

Executive Officer Employment Agreements and Offer Letters. The material terms of our agreements with Mr. Wallstrom, Ms. Fuller and Mr. Ilagan are described below.

Mr. Wallstrom’s Employment Agreement

Mr. Wallstrom’s employment agreement with the Company was effective November 11, 2013 (the “Employment Agreement”) and will continue until the end of the Company’s fiscal year ending on or about January 31, 2017. The Employment Agreement will renew automatically for successive one-year periods unless either the Company or Mr. Wallstrom gives notice to the other of its or his intention not to renew.

Under the Employment Agreement, Mr. Wallstrom’s initial annual base salary rate is $750,000. Mr. Wallstrom has a target annual fiscal bonus of 100% of his annual base salary rate, with a maximum annual cash bonus of up to 200%. Mr. Wallstrom was eligible for participation in the Company’s annual bonus plan for the 2015 fiscal year and his guaranteed minimum annual bonus for that fiscal year was 100% of his annual base salary rate. For the Company’s 2015 fiscal year, Mr. Wallstrom’s long-term incentive grant had an economic value of approximately $800,000. In connection with being retained as President and Chief Executive Officer, Mr. Wallstrom received a one-time grant of 49,080 restricted stock units, equal to approximately $1,200,000. Sixty percent of these restricted stock units will vest based on performance and forty percent will vest in equal amounts on each of November 3, 2015 and 2016. The Company also agreed to reimburse Mr. Wallstrom for the expenses of relocating his residence to the Fort Wayne, Indiana area.

Mr. Wallstrom’s Employment Agreement contains non-compete restrictions. During the period of his employment and for a period of two years following his termination, Mr. Wallstrom may not engage in, manage, join or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, any competitor that engages in the design, production, marketing and retailing of (i) handbags and other bags and related accessories, or (ii) accessories such as jewelry, travel and leisure items, and baby clothes and accessories. In order to be treated as a competitor pursuant to Mr. Wallstrom’s Employment Agreement, an enterprise would have to have received in the prior fiscal year at least 25% of its revenues from the design, production, marketing and/or retailing of handbags, other bags and related accessories, or more than 50% of its revenues from the combination of the design, production, marketing and/or retailing of handbags, other bags and related accessories, accessories such as jewelry, travel and leisure items and baby clothes and accessories. Mr. Wallstrom’s Employment Agreement also contains customary confidentiality provisions.

For a description of severance benefits that Mr. Wallstrom would be entitled to receive under certain circumstances, please see “Potential Payments Upon Termination or Change in Control – Chief Executive Officer.”

Ms. Fuller’s Offer Letter

Ms. Fuller executed her offer letter with the Company on January 1, 2014, and it largely established her fiscal 2015 compensation. The offer letter provides for an annual base salary rate of $500,000. Ms. Fuller was eligible for participation in the Company’s annual bonus plan for fiscal 2015 and her guaranteed minimum annual bonus for the fiscal year was 50% of her eligible earnings. Ms. Fuller is also eligible to participate in the Company’s long term incentive plan with annual target awards set at 60% of her annual base salary rate. In connection with being retained as Executive Vice President, Chief Merchandising Officer, Ms. Fuller received a one-time grant of 24,793 restricted stock units, equal to approximately $600,000. In addition, the offer letter entitled Ms. Fuller to a retention bonus of $375,000, $125,000 of which was paid on August 1, 2014 and the remainder of which will be paid in two equal installments on August 1, 2015 and August 1, 2016. The Company also agreed to reimburse Ms. Fuller for the expense of relocating her residence to the Fort Wayne, Indiana area. As a condition of her employment, Ms. Fuller agreed not to compete with the Company during her tenure and for one year thereafter and to customary confidentiality and non-disparagement restrictions.

Mr. Ilagan’s Offer Letter

Mr. Ilagan executed an offer letter with the Company on May 21, 2014, and it largely established his fiscal 2015 compensation. The offer letter provided for an annual base salary rate of $400,010. Mr. Ilagan was eligible for participation in the Company’s annual incentive plan for fiscal 2015 and his guaranteed minimum annual bonus for the fiscal year was 50% of his annual base salary rate. Mr. Ilagan was also eligible to participate in the Company’s long-term incentive plan with annual target long-term incentive awards set at 60% of annual base salary rate. Mr. Ilagan received a one-time grant of 30,000 restricted stock units, equal to approximately $591,300 on the date of grant. In addition, the offer letter entitled Mr. Ilagan to a hiring bonus of $300,000 that was paid on March 31, 2015. The Company also agreed to reimburse Mr. Ilagan for the expense of relocating his residence to the Fort Wayne, Indiana area.

For a description of severance benefits that our named executive officers other than Mr. Wallstrom would be entitled to receive under certain circumstances, please see “Potential Payments Upon Termination or Change in Control – Severance Plan.”

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider, among other factors, the anticipated accounting and tax implications to us and our executives. Section 162(m) of the Internal Revenue Code may impose a limit on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our next three most highly compensated executive officers (other than the Chief Financial Officer), unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by shareholders and meet other requirements. We will seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore we have not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate. The Incentive Plan allows us to provide compensation that meets the deductibility requirements of Section 162(m). Because of our initial public offering, however, compensation under the Incentive Plan is not subject to Section 162(m) until the earliest to occur of (i) the expiration of the Incentive Plan, (ii) an amendment of the Incentive Plan that results in a material modification of the Incentive Plan, (iii) the issuance of all of our common shares that have been reserved for issuance under the Incentive Plan, or (iv) our 2015 annual meeting of shareholders.

Compensation Tables

Summary Compensation Table

The table below shows information concerning the annual compensation for services to the Company in all capacities of the Company’s named executive officers during the last three completed fiscal years. Information regarding fiscal 2013 compensation for Mr. Wallstrom and Ms. Fuller and fiscal 2013 and 2014 compensation for Mr. Ilagan is omitted, because these individuals were not named executive officers during the relevant year.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compen- sation		Total Compen- sation
Robert Wallstrom	2015	$750,022	—	$800,017	$750,000	$82,730	(3)	$2,382,769
President and Chief Executive Officer	2014	173,082	—	1,200,000	—	101,923	(4)	1,475,005

Kevin J. Sierks	2015	355,289	—	194,994	63,685	15,719	(5)	629,687
Executive Vice President, Chief Financial Officer	2014	244,216	100,000	122,333	27,474	10,202	(6)	504,225
	2013	241,371	—	118,480	82,956	*		442,807

Barbara Bradley Baekgaard	2015	465,764	—	279,461	83,488	33,520	(7)	862,233
Chief Creative Officer	2014	465,937	—	279,472	—	34,579	(8)	779,988
	2013	474,721	—	279,465	162,592	35,880	(9)	952,658

Sue Fuller	2015	500,006	125,000	299,993	250,003	93,821	(4)	1,268,823
Executive Vice President, Chief Merchandising Officer	2014	38,462	—	599,991	—	80,604	(4)	719,057

Angel Ilagan	2015	215,390	—	831,309	200,005	13,854	(4)	1,260,558
Executive Vice President, Chief Marketing Officer

*	Total value less than $10,000.
(1)	Represents the aggregate grant date fair value of restricted stock and restricted stock units awarded during the fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value of each individual award of restricted stock and restricted stock units is set forth in the Fiscal 2013 Grants of Plan-Based Awards table below. Additional information regarding the calculation of these values is included in Notes 2 and 8 to our consolidated financial statements.
(2)	Represents annual incentive compensation paid under the Company’s Annual Incentive Bonus Program.
(3)	Represents reimbursement of $81,173 in relocation expenses and other taxable fringe benefits with a total value less than $10,000.
(4)	Represents reimbursement of relocation expenses.
(5)	Represents 401(k) matching contributions made by the Company.
(6)	Represents 401(k) matching contributions made by the Company of $10,152 and other taxable fringe benefits with a total value less than $10,000.
(7)	Represents 401(k) matching contributions made by the Company of $18,959, lease payment for automobile of $10,651 and other taxable fringe benefits with a total value less than $10,000.
(8)	Represents 401(k) matching contributions made by the Company of $12,310, lease payment for automobile of $10,651, housing provisions of $10,150 and other taxable fringe benefits with a total value less than $10,000.
(9)	Represents 401(k) matching contributions made by the Company of $9,080, lease payment for automobile of $10,651, housing provisions of $14,625 and other taxable fringe benefits with a total value less than $10,000.

Fiscal 2015 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in fiscal 2015. In this table “TRSU” stands for time based restricted stock unit and “PRSU” stands for performance-based restricted stock unit.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All other Stock Awards	Grant Date Fair Value of Stock Awards(3)
Robert Wallstrom	Annual Incentive			750,000	1,500,000
	TRSUs	March 28, 2014							11,752	$320,007
	PRSUs	March 28, 2014				4,407	17,628	35,256		480,010

Kevin J. Sierks	Annual Incentive		66,617	177,644	333,083
	TRSUs	March 28, 2014							2,864	77,987
	PRSUs	March 28, 2014				1,074	4,297	8,594		117,007

Barbara Bradley Baekgaard	Annual Incentive		87,331	232,882	436,654
	TRSUs	March 28, 2014							4,105	111,779
	PRSUs	March 28, 2014				1,540	6,158	12,316		167,682

Sue Fuller	Annual Incentive			250,003	468,756
	TRSUs	March 28, 2014							4,407	120,003
	PRSU	March 28, 2014				1,653	6,610	13,220		179,990

Angel Ilagan	Annual Incentive			200,005	375,009
	TRSUs	July 21, 2014							30,000	591,300
	TRSUs	July 21, 2014							4,871	96,007
	PRSUs	July 21, 2014				1,827	7,306	14,612		144,001

(1)	Awards available under the Company’s fiscal 2015 Annual Incentive Bonus Program. For all named executive officers other than Mr. Wallstrom and Mr. Ilagan, amounts shown above are based upon fiscal 2015 eligible earnings. Actual amounts earned under the program are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. As part of the recruiting process to induce Mr. Wallstrom, Mr. Ilagan and Ms. Fuller to join the Company, Mr. Wallstrom’s and Mr. Ilagan’s annual incentive compensation for fiscal 2015 was guaranteed at the target level of 100% and 50% of their annual base salary rates, respectively, and Ms. Fuller’s annual incentive compensation for fiscal 2015 was guaranteed at 50% of her fiscal 2015 eligible earnings. Mr. Wallstrom, Ms. Fuller and Mr. Ilagan had the opportunity to earn compensation above target level in the event that the Company were to exceed target performance with respect to the relevant performance metrics.
(2)	Awards made under the Incentive Plan to certain employees and directors, including our named executive officers. TRSUs vest in three equal annual installments on the first, second and third anniversaries of the grant date. PRSUs have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. Vesting would be accelerated in the event of death, disability, retirement or a change in control. See “— Potential Payments on Termination or Change in Control.” If the Company were to declare any cash dividend on its common shares, an equivalent amount per RSU would be credited to an account for each holder and paid to the holder in cash (or forfeited) at the time the shares underlying the RSU are delivered to the holder (or forfeited). Amounts in this account would bear interest at the prime rate reported in the Midwest Edition of The Wall Street Journal from the date of deposit until paid to the holder or forfeited in accordance with the Incentive Plan.
(3)	Represents the grant date fair value of each award computed in accordance with FASB Topic 718.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards as of January 31, 2015.

	Stock Awards
	Time-based Awards		Performance-based Awards
	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1)
Robert Wallstrom	16,360(2)	$311,985	32,720(3)	$623,970
	11,752(4)	224,111	11,752(5)	224,111

Kevin J. Sierks	534(6)	10,183	480(7)	9,154
	1,381(8)	26,336	1,036(9)	19,757
	2,864(4)	54,616	2,865(5)	54,636

Barbara Bradley Baekgaard	1,258(6)	23,990	1,132(7)	21,587
	3,154(8)	60,147	2,366(9)	45,120
	4,105(4)	78,282	4,106(5)	78,301

Sue Fuller	16,529(10)	315,208	—	—
	4,407(4)	84,041	4,407(5)	84,041

Angel Ilagan	30,000(11)	572,100	—	—
	4,871(12)	92,890	4,871(13)	92,890

(1)	Based on the closing price of $19.07 of the Company’s common shares on January 30, 2015 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(2)	Represents a grant of time-based restricted stock units made on November 11, 2013 under the Incentive Plan. These restricted stock units will vest in two equal annual installments on November 3, 2015 and November 3, 2016. In addition, vesting would be accelerated in the event of death, disability, termination of employment by the Company without cause or by Mr. Wallstrom with good reason or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control.”
(3)	Represents a grant of performance-based restricted stock units made on November 11, 2013 under the Incentive Plan. These restricted stock units have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on stock price growth over the three-year performance period. In addition, vesting would be accelerated in the event of death, disability, termination of employment by the Company without cause or by Mr. Wallstrom with good reason or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control.”
(4)	Represents grants of time-based restricted stock units made on March 28, 2014 under the Incentive Plan. These restricted stock units vest in three equal annual installments on the first, second and third anniversaries of the grant date, of which the first installment vested on March 28, 2015. In addition, vesting would be accelerated in the event of death, disability, retirement or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

(5)	Represents grants of performance-based restricted stock units made on March 28, 2014 under the Incentive Plan. These restricted stock units have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. For completed performance years, the shares above reflect earned shares based on actual performance to goal. For incomplete performance years, the shares above are reflected at target. In addition, vesting would be accelerated in the event of death, disability, retirement or upon a change in control. See “— Potential Payments on Termination or Change in Control.”
(6)	Represents grants of time-based restricted stock units made on March 27, 2012 under the Incentive Plan. These restricted stock units vested in three equal annual installments on the March 27, 2013, March 27, 2014 and March 27, 2015. In addition, vesting would have been accelerated in the event of death, disability, retirement or upon a change in control. See “— Potential Payments on Termination or Change in Control.”
(7)	Represents grants of performance-based restricted stock units made on March 27, 2012 under the Incentive Plan. These restricted stock units had a three-year cliff-vesting schedule based on continued employment and performance. The performance feature was based on net income growth over the three-year performance period. For completed performance years, the shares above reflect earned shares based on actual performance to goal. For incomplete performance years, the shares above are reflected at target. In addition, vesting would be accelerated in the event of death, disability, retirement or upon a change in control. See “— Potential Payments on Termination or Change in Control.”
(8)	Represents grants of time-based restricted stock units made on March 29, 2013 under the Incentive Plan. These restricted stock units vest in three equal annual installments on the first, second and third anniversaries of the grant date, of which the first and second installments vested on March 29, 2014 and March 29, 2015, respectively. In addition, vesting would be accelerated in the event of death, disability, retirement or upon a change in control. See “— Potential Payments on Termination or Change in Control.”
(9)	Represents grants of performance-based restricted stock units made on March 29, 2013 under the Incentive Plan. These restricted stock units have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on net income growth over the three-year performance period. For completed performance years, the shares above reflect earned shares based on actual performance to goal. For incomplete performance years, the shares above are reflected at target. In addition, vesting would be accelerated in the event of death, disability, retirement or upon a change in control. See “— Potential Payments on Termination or Change in Control.”
(10)	Represents a grant of time-based restricted stock units made on January 6, 2014 under the Incentive Plan. These restricted stock units vest in three equal annual installments on the first, second and third anniversaries of the grant date, of which the first installment vested on January 6, 2014. In addition, vesting would be accelerated in the event of death, disability, retirement or upon a change in control. See “— Potential Payments on Termination or Change in Control.”
(11)	Represents a grant of time-based restricted stock units made on July 21, 2014 under the Incentive Plan. These restricted stock units were to vest in three equal annual installments on the first, second and third anniversaries of the grant date. Vesting of these restricted stock units was accelerated upon Mr. Ilagan’s involuntary separation from the Company in April 2015.
(12)	Represents a grant of time-based restricted stock units made on July 21, 2014 under the Incentive Plan. These restricted stock units were to vest in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, vesting would be accelerated in the event of death, disability, retirement or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

(13)	Represents grants of performance-based restricted stock units made July 21, 2014 under the Incentive Plan. These restricted stock units had a three-year cliff-vesting schedule based on continued employment and performance. The performance feature was based on earnings per share growth over the three-year performance period. For completed performance years, the shares above reflect earned shares based on actual performance to goal. For incomplete performance years, the shares above are reflected at target. In addition, vesting would be accelerated in the event of death, disability, retirement or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

Fiscal 2015 Option Exercises and Shares Vested

We have no outstanding stock options.

The following table shows the number of restricted stock units which vested for each named executive officer in fiscal 2015:

	Number of Shares or Units Acquired on Vesting (#)	Net Value Realized on Vesting(1)
Robert Wallstrom	—	—
Kevin J. Sierks	2,284	56,550
Barbara Bradley Baekgaard	5,088	139,100
Sue Fuller	8,264	159,743
Angel Ilagan	—	—

(1)	Computed by multiplying the number of shares vested by the Company’s closing stock price the day prior to the scheduled vesting date(s).

Fiscal 2015 Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Fiscal 2015 Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plan or arrangements under which our named executive officers are entitled to participate.

Potential Payments upon Termination or Change in Control

Chief Executive Officer. Under his Employment Agreement, if the Company terminates Mr. Wallstrom’s employment without cause or Mr. Wallstrom terminates his employment for good reason (each as defined in the Employment Agreement), Mr. Wallstrom will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid, (ii) a pro rata portion of the amount of bonus, if any, that he would have received for the year in which his employment terminated, (iii) a lump sum payment equal to two times the sum of his (a) annual base salary rate and (b) target bonus for the fiscal year of termination, (iv) immediate accelerated full vesting of the time-based restricted stock units under the sign-on award and immediate accelerated vesting of the time-based vesting provisions of the portion of the restricted stock units under the sign-on award that are performance-based which will remain outstanding pending the satisfaction (or not) of the performance-based vesting criteria, and (v) monthly cash reimbursement of COBRA premiums for a period of eighteen months. If the Company terminates Mr. Wallstrom’s employment without cause or Mr. Wallstrom terminates his employment for good reason and such termination is within 24 months after a change in control of the Company, Mr. Wallstrom will receive, in addition to the payments and benefit described in the preceding sentence, an additional lump sum payment equal to the sum of his (a) annual base salary rate and (b) target bonus for the fiscal year of termination, in exchange for his continued compliance with the restrictive covenants set forth in the Employment Agreement after the change in control and reimbursement for outplacement assistance up to a maximum amount of $50,000. If the payments and benefits to Mr. Wallstrom under the Employment Agreement, together with all other amounts payable to him following a change in control (the “Total Payments”), would be subject to an excise tax under the provisions of Code Section 4999 (the “Excise Tax”), then Mr. Wallstrom will receive either (i) the Total Payments or (ii) the Total Payments as reduced so that the amount of the Total Payments (after reduction) is $1.00 less than the amount that would cause the payments to be subject to the Excise Tax; whichever of the two would provide him with a greater after-tax value of amounts received.

If Mr. Wallstrom’s employment is terminated by death or disability, Mr. Wallstrom or his estate will be entitled to: (i) any bonus that has been earned but not paid, (ii) a pro-rated bonus, if any, Mr. Wallstrom would have received for the year in which his employment terminated, (iii) full vesting of the time-based restricted stock units included in his sign-on award, (iv) full vesting of the performance-based restricted stock units included in his sign-on award at the target performance level and (v) in the case of termination due to disability, reimbursements of COBRA premiums.

Severance Plan. On May 21, 2014, the Compensation Committee adopted the Vera Bradley, Inc. 2014 Executive Severance Plan (the “Severance Plan”). With the exception of Mr. Wallstrom, all named executive officers are participants in the Severance Plan, in addition to other executive vice presidents and senior vice presidents of the Company.

Under the Severance Plan, if the Company terminates a participant’s employment without cause or the participant terminates his or her employment for good reason (each as defined in the Severance Plan), the participant will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid, (ii) a pro rata portion of the amount of bonus (as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated, (iii) for executive vice president participants only, a lump sum payment equal to one and one-half times the sum of his or her (a) annual base salary rate (as defined in the Plan)

and (b) target bonus for the fiscal year of termination, (iv) for senior vice president participants only, a lump sum payment equal to one and one-quarter times the sum of his or her (a) annual base salary rate and (b) target bonus for the fiscal year of termination, and (v) monthly cash reimbursement of COBRA premiums for a period of twelve months.

If the Company terminates a participant’s employment without cause or a participant terminates his or her employment for good reason and such termination is within 24 months after a change in control (as defined in the Severance Plan) of the Company, the participant will receive, (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid, (ii) a pro rata portion of the amount of bonus (as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated, (iii) for executive vice president participants only, a lump sum payment equal to two times the sum of his or her (a) annual base salary rate (as defined in the Severance Plan) and (b) target bonus for the fiscal year of termination, (iv) for senior vice president participants only, a lump sum payment equal to one and three-quarter times the sum of his or her (a) annual base salary rate and (b) target bonus for the fiscal year of termination, and (v) monthly cash reimbursement of COBRA premiums for a period of twelve months.

If a participant’s employment is terminated by death or disability, the participant or his or her estate will be entitled to receive (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid, (ii) a pro rata portion of the amount of bonus (as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated, and (iii) in the case of termination due to disability, monthly cash reimbursement of COBRA premiums for a period of twelve months.

The Severance Plan contains customary non-competition and confidentiality provisions. During the period of each participant’s employment and for a period of one year following termination of employment for any reason, the participants may not associate, directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant, or vendor with, for, or on behalf of any competitor (as defined below), unless the Compensation Committee has approved such an association. For purposes of the Severance Plan, the term “competitor” means any entity, company, enterprise or group added to a list which the Compensation Committee reviews biannually. In addition, participants may not solicit or accept if offered the services of any person who is a then-current employee of the Company (or was an employee of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, not including any general, non-targeted advertising or agree to hire any then-current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with the participant or any company, individual or other entity.

Treatment of Equity Awards

Sign-on Grants

Mr. Wallstrom received a sign-on grant of both time-based and performance-based restricted stock units, and the treatment of these awards is discussed above.

Mr. Ilagan received a sign-on grant of 30,000 time-based restricted stock units. In the event that Mr. Ilagan’s employment with the Company was terminated by the Company without cause prior to vesting, then all unvested restricted stock units as of the date of the termination would have become immediately and fully vested and, in fact, did so in connection with Mr. Ilagan’s termination of employment as of April 17, 2015. If, however, Mr. Ilagan was terminated for cause or voluntarily resigned prior to July 21, 2015, all unvested restricted stock units from this grant would have been forfeited to the Company. In addition, should Mr. Ilagan have died while employed with the Company or separated from service due to a disability, then the unvested restricted stock units as of the date of death or disability would have become immediately and fully vested. Finally, if, prior to full vesting of the award, Mr. Ilagan had separated from service with the Company as a result of his retirement, then the unvested portion of the award would have vested on a pro-rated basis for the number of months Mr. Ilagan had worked during the period of time during which the restricted stock units had been restricted.

Grants under the Long-Term Incentive Plan

Generally. Except in the case of a change in control or the executive’s death, disability or retirement, upon an executive’s termination in service from the Company all unearned and unvested grants of both time-based and performance-based restricted stock units will be forfeited.

Change in Control. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event of a change in control. With respect to performance years that have been completed at the time of a change in control, unvested performance-based restricted stock units will be earned and vested to the extent of actual performance for such performance year. With respect to performance years that have not been completed at the time of a change in control, performance-based restricted stock units will be deemed to be earned at the target level, with any such earned units becoming fully vested.

With respect to time-based restricted stock units, upon a change in control that portion of any outstanding award that is not yet vested as of the date of the change in control will become immediately and fully vested and paid immediately prior to the change in control.

The Incentive Plan defines a “change in control” to mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly,

beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of the award), other than (i) Barbara Baekgaard, Patricia Miller, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for their benefit, (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors by persons who were neither (i) nominated by the board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets, or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

Death or Disability. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event that an executive’s service with the Company terminates as a result of death or disability during the performance period, (i) with respect to performance years that have been completed at the time of death or disability, each tranche will be earned only to the extent of actual performance for the performance year, and (ii) with respect to performance years that have not been completed at the time of death or disability, each tranche will be deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months in which the executive provided service during the performance period.

With respect to time-based restricted stock units, in the event of the executive’s death or disability. any portion of any outstanding award that is not yet vested as of the date of death or disability shall become immediately and fully vested.

The Incentive Plan states that “disability” may be defined in any employment, consulting or other agreement between the Company and the executive, or, in the absence of such an agreement, “disability” will mean (i) any permanent physical or mental incapacity or disability rendering the Participant unable or unfit to perform effectively the duties and obligations of the executive’s service, or (ii) any illness, accident, injury, physical or mental incapacity or other disability, which condition is expected to be permanent or long-lasting and has rendered the executive unable or unfit to perform effectively the duties and obligations of the Participant’s Service for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Compensation Committee). There are no outstanding employment, consulting or other agreements between the Company and any executive which otherwise define the term “disability.”

Retirement. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event that an executive’s service with the Company terminates as a result of retirement during the performance period, (i) with respect to performance years that have been completed at the time of retirement, each tranche will be earned only to the extent of actual performance for the performance year, and (ii) with respect to performance years that have not been completed at the time of retirement, each tranche will be deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months in which the executive provided service during the performance period.

With respect to time-based restricted stock units, in the event of the executive’s retirement, any portion of any outstanding award that is not yet vested as of the date of retirement shall become immediately and fully vested, but prorated based on the number of full fiscal months in which the executive provided service.

The Incentive Plan states that “retirement” means a termination of service on or after reaching the age established by the Company as the normal retirement age in any unexpired employment, consulting or other agreement between the executive and the Company, or, if different, a qualified retirement plan sponsored by the Company. There are no outstanding employment, consulting or other agreements between the Company and any executive which otherwise define the term “retirement.”

Severance Benefits. The following table shows the value of cash severance benefits that would have been payable to each of our named executive officers under arrangements or contracts described above, assuming a termination of employment as of January 31, 2015. In this table “TRSU” stands for time based restricted stock unit and “PRSU” stands for performance-based restricted stock unit.

Name	Termination by Company without Cause/ by Executive for Good Reason	Termination by Company for Cause/by Executive without Good Reason	Change in Control Termination	Termination following Death or Disability
Robert Wallstrom
Cash	$3,750,000(1)	-	$5,250,000(2)	$750,000(3)
COBRA(4)	25,196	-	25,196	25,196
Value of unvested shares that would be accelerated(5)
- TRSU	311,985(6)	-	536,096(6)(7)	536,096(6)(7)
- PRSU	623,970(8)	-	848,081(8)(9)	848,081(8)(9)
Other(13)	57,692	57,692	107,692	57,692
Kevin J. Sierks
Cash	963,685(10)	-	1,400,000(11)	63,685(12)
COBRA(4)	10,899	-	10,899	10,899
Value of unvested shares that would be accelerated (5)
- TRSU	-	-	91,136(7)	91,136(7)
- PRSU	-	-	83,546(9)	83,546(9)
Other(13)	30,769	30,769	60,769	30,769
Barbara Bradley Baekgaard
Cash	1,131,457(10)	-	1,630,174(11)	83,488(12)
COBRA(4)	5,762	-	5,762	5,762
Value of unvested shares that would be accelerated (5)
- TRSU	-	-	162,419(7)	162,419(7)
- PRSU	-	-	145,008(9)	145,008(9)
Other(13)	35,828	35,828	65,828	35,828
Sue Fuller
Cash	1,375,008(10)	-	1,750,009(11)	250,003(12)
Accelerated retention bonus(14)	250,000	-	250,000	250,000
COBRA(4)	5,253	-	5,253	5,253
Value of unvested shares that would be accelerated (5)
- TRSU	-	-	399,250(7)	399,250(7)
- PRSU	-	-	84,041(9)	84,041(9)
Other(13)	48,078	48,078	78,078	48,078
Angel Ilagan(15)
Cash(1)	1,100,028(10)	-	1,400,035(11)	200,005(12)
Accelerated hiring bonus(16)	300,000		300,000	300,000
COBRA(4)	16,797	-	16,797	16,797
Value of unvested shares that would be accelerated (5)
- TRSU	572,100(17)	-	664,990(7)(17)	664,990(7)(17)
- PRSU	-	-	92,890(9)	92,890(9)
Other(13)	38,463	38,463	68,463	38,463

(1)	Pursuant to his employment agreement, upon a termination by the Company without cause or by Mr. Wallstrom for good reason, he is entitled to a cash payment equal to any bonus for the current fiscal year which has been earned but is unpaid, and a lump sum payment equal to two times the sum of his annual base salary rate plus his target bonus in the year of termination. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2015 bonus payout.
(2)	Pursuant to his employment agreement, upon a termination in anticipation of, upon or within 24 months following a change in control, Mr. Wallstrom is entitled to a cash payment equal to any bonus for the current fiscal year which has been earned but is unpaid, and a lump sum payment equal to three times the sum of his annual base salary rate plus his target bonus in the year of termination. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2015 bonus payout.
(3)	Pursuant to his employment agreement, upon a termination for death or disability, Mr. Wallstrom is entitled to a cash payment equal to any bonus for the current fiscal year which has been earned but is unpaid. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2015 bonus payout.
(4)	COBRA continuation coverage reflects monthly payments made by the Company for a period of 18 months in the case of Mr. Wallstrom and 12 months in the case of the other named executive officers, and is based upon coverage elections in place as of January 31, 2015. This amount assumes the named executive officer elects COBRA coverage and is eligible to participate in COBRA for the payment period.
(5)	Based on the closing price of $19.07 of the Company’s common shares on January 30, 2015 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(6)	Represents a sign-on grant of TRSUs. Vesting of these TRSUs would be accelerated in the event of death, disability, termination of employment by the Company without cause or by Mr. Wallstrom with good reason or termination of employment in connection with a change in control.
(7)	Represents grants of TRSUs which would vest in the event of death, disability, retirement or upon a change in control.
(8)	Represents a sign-on grant of PRSUs. Vesting of these PRSUs would be accelerated in the event of death, disability, termination of employment by the Company without cause or by Mr. Wallstrom with good reason or termination of employment in connection with a change in control. For completed performance years, the number of shares reflects earned shares based on actual performance to goal. For incomplete performance years, the shares above are reflected at target.
(9)	Represents grants of PRSUs which would vest in the event of death, disability, retirement or upon a change in control. For completed performance years, the number of shares reflects earned shares based on actual performance to goal. For incomplete performance years, the shares above are reflected at target.
(10)	Pursuant to the severance plan, upon a termination by the Company without cause or by the executive for good reason, he or she is entitled to a cash payment equal to any bonus for the current fiscal year which has been earned but is unpaid, and a lump sum payment equal to one and one half times the sum of his or her annual base salary rate plus target bonus in the year of termination. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2015 bonus payout.
(11)	Pursuant to the severance plan, upon a termination in anticipation of, upon or within 24 months following a change in control, the executive is entitled to a cash payment equal to the target bonus for the year of termination, and a lump sum payment equal to two times the sum of his or her annual base salary rate plus target bonus in the year of termination.
(12)	Pursuant to the severance plan, upon a termination for death or disability, the executive is entitled to a cash payment equal to any bonus for the current fiscal year which has been earned but is unpaid. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2015 bonus payout.

(13)	Represents accrued vacation of 160 hours for Mr. Wallstrom, Mr. Sierks, and Ms. Baekgaard, and 200 hours for Ms. Fuller and Mr. Ilagan. In the event of a change in control, this amount also includes a maximum of $50,000 of outplacement services for Mr. Wallstrom and $30,000 for all other named executive officers.
(14)	Pursuant to Ms. Fuller’s offer letter, her retention bonus of $375,000, $125,000 of which was paid on August 1, 2014 and the remainder of which will be paid in two equal installments on August 1, 2015 and August 1, 2016, would be accelerated and paid out upon termination for any reason other than a termination for cause by the Company or by Ms. Fuller without good reason.
(15)	Mr. Ilagan’s employment with the Company was terminated as of April 17, 2015. His cash severance payment was $900,023, his special one-time equity grant of 30,000 shares was accelerated and had a value of $450,600 on the vest date, and his accrued vacation payment was $38,463. Mr. Ilagan’s hiring bonus of $300,000 was paid in March 2015.
(16)	Pursuant to Mr. Ilagan’s offer letter, his hiring bonus of $300,000, which was paid on March 31, 2015, would have been accelerated and paid out upon termination for any reason other than a termination for cause by the Company or by Mr. Ilagan without good reason.
(17)	Represents a sign-on grant of TRSUs. Vesting of these TRSUs would be accelerated in the event of death, disability, termination of employment by the Company without cause or termination of employment in connection with a change in control.

Compensation and Risk

The Compensation Committee has evaluated the risk profile of our compensation policies and practices and concluded that they do not motivate imprudent risk taking. In our evaluation, we reviewed our employee compensation structures and noted numerous factors and design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including a unique and strong company culture that attracts passionate and motivated employees who are excited about our products and our brand (as opposed to being motivated by purely financial considerations); a balanced mix between cash and equity and annual and longer-term incentives under our executive compensation program; ownership of our shares by senior management, which aligns their interests with the long-term interests of the Company and our shareholders; reasonable limits on annual incentive awards (as determined by a review of our current business plan); with respect to annual incentive awards, a balanced mix of performance measures, linear payouts between target levels and maximum payouts capped in fiscal 2015 at 200% of target for the Chief Executive Officer and 187.5% for the other named executive officers; and subjective considerations (including a review of individual performance) and discretion in compensation decisions, which limit the influence of formulae or objective factors on excessive risk taking.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such elements. In addition, we analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. In view of these analyses, we concluded that we have a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

All transactions since the completion of our initial public offering between us and our directors, executive officers, principal shareholders and their affiliates are approved by our Audit Committee. Our Audit Committee is responsible for reviewing the fairness of related party transactions in accordance with the rules of The NASDAQ Stock Market. Our Audit Committee operates under a written charter pursuant to which it must approve, prior to consummation, any related-party transaction, which includes any transaction or series of similar transactions in which we are to be a participant, the amount exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Based on its consideration of all relevant facts and circumstances, the Audit Committee decides whether or not to approve the particular transaction and will generally approve only those transactions that are on terms no less favorable to us than those that we could obtain from unaffiliated third parties and have terms and conditions that are reasonable and customary.

Related Party Transactions for Fiscal 2015

Other than the transactions described below, since February 2, 2014, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. We believe all of the transactions set forth below are on terms no less favorable to us than those that we could obtain from unaffiliated third parties and have terms and conditions that are reasonable and customary.

Real Estate Arrangements

In fiscal 2015, we were party to a lease (the “Lease”) with Milburn, LLC (“Milburn”) for our former corporate headquarters located at 2208 Production Road, Fort Wayne, Indiana. Milburn is a leasing company in which Barbara Bradley Baekgaard owns a 50% interest and Patricia R. Miller and P. Michael Miller, each a director and greater than ten percent shareholder of the Company, each owns a 25% interest. Pursuant to the triple net Lease, the Company was responsible for all repairs, maintenance, alterations and restorations and for maintaining adequate levels of fire and extended coverage, liability and mortgage insurance. The Lease provided for aggregate payments of $168,000 a year. The Lease, as previously extended, ended on February 28, 2013. From that time through April 17, 2014, we continued to occupy the building on the basis of a month-to-month tenancy, paying rent of $14,000 per month. On April 17, 2014, we agreed with Milburn to extend the Lease through September 30, 2014 on the same terms and conditions in place on that date. We reached agreement with Milburn to terminate the lease early and vacate the building on September 24, 2014. In fiscal 2015, total payments to Milburn under the Lease were $95,200.

Certain Employees of the Company

Joan Reedy, the sister of Barbara Bradley Baekgaard, is employed by us in a public relations role. As the daughter of our namesake, Vera Bradley, she attends retail events to share our history with our customers. For fiscal 2015, she received compensation of $64,306 for her service as an Indirect sales consultant or ambassador.

Vera Bradley Foundation for Breast Cancer

The Company routinely makes charitable contributions to the Vera Bradley Foundation for Breast Cancer (the “Foundation”) and also provides employees and office space to the Foundation. The Foundation was founded by the co-founders of the Company, Barbara Bradley Baekgaard and Patricia R. Miller. Ms. Baekgaard is an employee and director of the Company, Ms. Miller is a director of the Company and each also serves on the board of directors of the Foundation. In addition, P. Michael Miller, a director of the Company, serves on the board of directors of the Foundation. In fiscal 2015, the total amount contributed by the Company to the Foundation was approximately $750,000.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common shares as of March 31, 2015 for the following individuals:

•	each person known to us to own beneficially more than 5% of our outstanding common shares;

•	each of our executive officers named in the summary compensation table;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2015, are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. All of the shares reflected in the table are common shares. Percentage of beneficial ownership is based on 39,838,067 common shares outstanding as of March 31, 2015. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.

Name of beneficial owner	Common Shares beneficially owned
	Shares	%
5% Beneficial Owners
FMR LLC(1)	4,073,407	10.2%
Daruma Capital Management, LLC(2)	3,662,688	9.2%
Blackrock Inc.(3)	2,263,958	5.7%
Joan B. Hall(4)	8,855,347	22.2%
James B. Byrne(5)	8,810,469	22.1%
Thomas F. Byrne(6)	8,810,469	22.1%
Michael C. Ray(7)	10,324,327	25.9%

Directors and Executive Officers
Robert Wallstrom	2,663	*
Barbara Bradley Baekgaard	10,897	*
Patricia R. Miller(8)	7,032,682	17.7%
P. Michael Miller(8)	7,032,682	17.7%
Richard Baum	8,232	*
Robert J. Hall(9)	8,855,347	22.2%
Karen Kaplan	6,719	*
John E. Kyees	27,160	*
Matthew McEvoy	13,253	*
Frances P. Philip	9,753	*
Edward M. Schmults	9,441	*
Angel Ilagan	-	*
Kevin Sierks	8,452	*
Sue Fuller	6,364	*
Directors and Executive Officers as a Group (18 persons)	17,030,000	42.7%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common shares.
(1)	Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 13, 2015 by FMR LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 17th, 2015 by Daruma Capital Management LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for Daruma Capital Management LLC is 80 West 40th Street, 9th Floor, New York, New York 10018.
(3)	Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 3rd, 2015 by Blackrock Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for Blackrock Inc. is 55 East 52nd Street, New York, New York 10022.
(4)	Represents 44,878 shares held by Robert J. Hall, Mrs. Hall’s spouse and 8,810,469 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust, of which Mrs. Hall is a co-trustee.
(5)	Represents 8,810,469 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust, of which Mr. James B. Byrne serves as co-trustee.

(6)	Represents 8,810,469 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust, which Mr. Thomas F. Byrne is deemed to indirectly beneficially own because of his continued influence in the investment and voting of the issuer’s shares held by the Trust.
(7)	Represents 627,862 shares held by Michael C. Ray, 885,996 shares held by the Michael C. Ray Grantor Retained Annuity Trust and 8,810,469 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trustee, which Mr. Ray is deemed to indirectly beneficially own because of his continued influence in the investment and voting of the issuer’s shares held by the Trust.
(8)	P. Michael Miller and Patricia R. Miller are husband and wife. Collectively, they beneficially own an aggregate of 7,032,682 common shares. Of these shares, 1,599,839 shares held by the Miller 2007 Dynasty Trust of which Mr. Miller is the trustee; 1,683,340 shares held by the Patricia R. Miller 2007 Family Trust, of which Mr. Miller is trustee; 1,500,000 shares held by the Miller Marital Trust, of which Mrs. Miller is the trustee; 2,191,073 shares held by Patricia R. Miller; and 58,430 shares held by P. Michael Miller.
(9)	Represents 44,878 shares held by Robert J. Hall and 8,810,469 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust, of which Mr. Hall’s spouse is a co-trustee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Vera Bradley’s executive officers, Directors and persons who beneficially own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Vera Bradley with copies of all Section 16(a) forms filed by such persons. Based solely on Vera Bradley’s review of such forms furnished to it and written representations from certain reporting persons, Vera Bradley believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with during fiscal 2015, except that a Form 4 representing one transaction for Sue Fuller was filed untimely and a Form 3 and a Form 4 representing one transaction for Karen Peters were filed untimely.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS

In order to submit shareholder proposals for the 2016 annual meeting of shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office in Fort Wayne, Indiana, no later than December 26, 2015.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Anastacia S. Knapper, Vice President — General Counsel and Secretary, Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s amended and restated bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2016 annual meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company no earlier than 120 days and not later than 90 days in advance of the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting of shareholders. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s amended and restated bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than December 26, 2015, and no later than January 25, 2016. All director nominations and shareholder proposals must comply with the requirements of the Company’s amended and restated bylaws, a copy of which may be obtained at no cost from the Secretary of the Company.

Other than the three proposals described in this Proxy Statement, Vera Bradley does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of Vera Bradley’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

APPENDIX A

Vera Bradley, Inc.

2010 Equity and Incentive Plan

1. Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Vera Bradley, Inc., an Indiana corporation, has adopted this “Vera Bradley, Inc. 2010 Equity and Incentive Plan.” Capitalized terms will have the meanings given to them in Article 2. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, and other stock or cash-based awards.

1.2 Objectives of the Plan. The Plan’s purposes are to optimize the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives and that link Participants’ interests to those of the Company’s stockholders; to give Participants an incentive for excellence in individual performance; to promote teamwork among Participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants.

1.3 Effective Date. The Plan will be effective upon the consummation of the Company’s Initial Public Offering. The Plan must be approved by the Company’s stockholders within twelve (12) months before or after the date the Plan is adopted. The Committee may make Awards and issues Shares under the Plan at any time after the Plan’s Effective Date. The Plan will remain in effect, subject to the right of the Board or the Committee to amend or terminate the Plan at any time pursuant to Article 14, until all Shares subject to the Plan have been issued or transferred according to the Plan’s provisions. In no event may an Award be granted under the Plan on or after the ten year anniversary of the Effective Date.

2. Definitions

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word will be capitalized.

“Advisor” means a consultant, advisor, or other independent service provider to any of the Company Parties.

“Affiliate” means any corporation that is a parent or subsidiary corporation (as Code Sections 424(e) and (f) define those terms) with respect to the Company.

“Award” means, individually or collectively, a grant under this Plan to a Participant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock,

Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, or other stock or cash-based awards.

“Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in any employment, consulting, or other agreement between the Company and the Participant. If there is no employment, consulting, or other agreement between the Company and the Participant, or if such agreement does not define “Cause,” then “Cause” will mean: (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or Company Parties, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or Company Parties, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or Company Parties, (ii) act or acts of disloyalty, moral turpitude, or material misconduct that is injurious to the interest, property, value, operations, business or reputation of the Company or Company Parties, or conviction of a crime that results in injury to the Company or Company Parties; or (iii) repeated refusal (other than by reason of Disability) to carry out reasonable instructions from his or her superiors or the Board. In addition, the Participant’s Service will be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means a change in control of the Company as defined in the applicable Award Agreement. Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition (in the applicable Award Agreement) is modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means, as specified in Article 3, a Committee appointed by the Board to administer the Plan. The composition of the Committee shall at all times satisfy the provisions of Code Section 162(m) and shall consist of at least two directors who are

“independent directors” within the meaning of the stock exchange or market on which the shares of Common Stock are then listed and “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

“Common Stock” means the Company’s common stock, no par value per share.

“Company” means Vera Bradley, Inc., an Indiana corporation, and any successor thereto as provided in Article 16.

“Company Parties” means, collectively and without duplication, the Company and any of its Affiliates.

“Covered Employee” means a “covered employee” as that term is defined in Code Section 162(m)(3) or any successor provision.

“Designated Beneficiary” means the Person or Persons the Participant designates in a signed writing, filed with the Company, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan. If the Participant has not designated a beneficiary under the Plan, or if the Participant’s Designated Beneficiary is not living on the relevant date hereunder, the Company will treat the Participant’s estate as the Designated Beneficiary.

“Director” means any individual who is a member of the board of directors of the Company.

“Disability” shall have the meaning set forth in any employment, consulting, or other agreement between any of the Company Parties and the Participant which agreement shall be determinative. Only if there is no employment, consulting, or other agreement between any of the Company Parties and the Participant, or if such agreement does not define “Disability,” then “Disability” will mean (i) any permanent physical or mental incapacity or disability rendering the Participant unable or unfit to perform effectively the duties and obligations of the Participant’s Service, or (ii) any illness, accident, injury, physical or mental incapacity or other disability, which condition is expected to be permanent or long-lasting and has rendered the Participant unable or unfit to perform effectively the duties and obligations of the Participant’s Service for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Committee).

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Disability,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to refer to a Participant who is “disabled,” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Disability” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Disqualifying Disposition” shall have the meaning set forth in Section 11.3.

“Effective Date” means the date of consummation of the Company’s Initial Public Offering.

“Employee” means a person employed by the Company or an Affiliate in a common law employee-employer relationship.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Exercise Price” means the price at which a Participant may purchase a Share pursuant to an Option.

“Fair Market Value” means, as it relates to Common Stock, as of the relevant date: (i) after a Public Offering, the closing price of such Common Stock as reported on the principal national securities exchange on which the shares of Common Stock are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Common Stock is not listed on a national securities exchange, the last reported bid price in the over-the-counter market; or (ii) before an Initial Public Offering, the Board or the Committee shall determine Fair Market Value in good faith on the basis of such considerations as the Board or the Committee deems important and consistent with Sections 409A and 422 of the Code (to the extent applicable).

“Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 that the Committee designates as an Incentive Stock Option, and that is intended to meet the requirements of Code Section 422.

“Initial Public Offering” means an initial public offering of the Company’s Common Stock pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 that is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

“Owned Shares” means Shares that a Participant has acquired through the exercise of an Option or the vesting of Restricted Stock, in accordance with Article 6 or 7, and the terms of any Award Agreement.

“Participant” means a Person whom the Committee has selected to receive an Award under the Plan, pursuant to Section 5.2, or who has an outstanding Award granted under the Plan.

“Performance Award” means a right to receive cash or Shares (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria pursuant to Article 9.

“Performance Criteria” means the objectives established by the Committee for a Performance Period for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards, or Performance Units has been earned.

“Performance Period” means any period as determined by the Committee in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

“Performance Share” means an award with an initial value equal to the Fair Market Value on the date of grant, which is based on the Participant’s attainment of performance objectives, as described in Article 9.

“Performance Unit” means an award with an initial value established by the Committee at the time of grant, which is based on the Participant’s attainment of performance objectives, as described in Article 9.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.

“Plan” means the Vera Bradley, Inc. 2010 Equity and Incentive Plan, as set forth in this document, as from time to time amended.

“Restricted Period” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as the Committee determines, in its discretion), and/or the Restricted Stock is not vested.

“Restricted Stock” means a contingent grant of Shares awarded to a Participant pursuant to Article 8.

“Restricted Stock Unit” or “RSU” means an Award granted under Article 8 denominated in units of Common Stock.

“Retirement” means termination of Service on or after reaching the age established by the Company as the normal retirement age in any unexpired employment, consulting or other agreement between the Participant and the Company and/or an Affiliate, or, if different, a qualified retirement plan sponsored by the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Service” means the provision of services in the capacity of (i) an employee of the Company or an Affiliate, (ii) a non-employee member of the Company’s Board or the board of directors of an Affiliate, or (iii) a consultant or other independent advisor to the Company or an Affiliate.

“Shares” means the shares of the Company’s Common Stock.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR pursuant to the terms of Article 7.

3. Administration

3.1 Plan Administration. The Plan will be administered by the Committee that the Board designates for this purpose. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange and to the extent that such action does not require approval by “outside directors” to comply with Code Section 162(m) and the related regulations, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. The Board will appoint the Committee members, from time to time, and the Committee members will serve at the Board’s discretion. The Committee will act by a majority of its members at the time in office and eligible to vote on any particular matter, and Committee action may be taken either by a vote at a meeting or in writing without a meeting.

3.2 Authority of the Committee. Except as limited by law and subject to the provisions of this Plan, the Committee will have full power to: (i) select eligible Persons to participate in the Plan; (ii) determine the sizes and types of Awards; (iii) determine the terms and conditions of Awards in a manner consistent with the Plan; (iv) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (v) establish, amend or waive rules and regulations for the Plan’s administration; and (vi) subject to the provisions of Article 14, amend the Plan or the terms and conditions of any outstanding Award to the extent the terms are within the Committee’s discretion under the Plan. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law and consistent with Section 3.1, the Committee may delegate some or all of its authority under the Plan.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all Persons, including, without limitation, the Company, its shareholders, all Affiliates, employees, Participants, and their estates and beneficiaries.

4. Shares Subject to the Plan and Maximum Grants

4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.3, the total number of Shares that may be issued or transferred to Participants under the Plan is 6,076,001 Shares. Subject to adjustment as provided in

Section 4.3, to the extent necessary to comply with Code Section 162(m) the maximum number of Shares and Share equivalent units that may be granted during any calendar year to any one Participant under Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards or any other Award is 2,025,334 Shares, which limit will apply regardless of whether the compensation is paid in Shares or in cash. The number of Shares delivered in satisfaction of Awards shall for purposes of the preceding sentence be determined net of any Shares withheld by the Company in payment of the exercise price of an Award or in satisfaction of any tax withholding obligations with respect to an Award. The foregoing limit set forth in this Section 4.1 shall be construed to comply with Section 422 of the Code. To the extent necessary to comply with Code Section 162(m) the maximum aggregate dollar amount that may be paid to any one Participant during any calendar year under Performance Units, Performance Awards or any cash-based Award granted under Article 10 is $5,000,000.

4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to the Award will again be available for the grant of an Award under the Plan.

4.3 Adjustments in Authorized Shares. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a Public Offering or other capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, provision shall be made so that the Participants shall thereafter be entitled to receive upon vesting of the such Shares, the number of Shares, to which a Participant would have been entitled on such merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or payment of stock dividend. If there is any other change in the number or kind of the outstanding Shares, of any stock or other securities into which the outstanding Shares have been changed, or for which they have been exchanged, the Committee, in its sole discretion, may adjust any Award already granted, having due regard for the qualification of ISOs under Code Section 422 and the requirements of Code Section 409A, where applicable.

Fractional Shares resulting from any adjustment in Awards pursuant to this section may be settled in cash or otherwise as the Committee determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

5. Eligibility and Participation

5.1 Eligibility. The following Persons are eligible to receive Awards under this Plan: (i) any Employee; (ii) any Advisor; and (iii) any non-employee Director.

5.2 Actual Participation. The Committee will determine, within the limits set forth below, those eligible Persons to whom it will grant Awards. Each eligible Person whom the Committee has selected to receive an Award will become a Participant in the Plan upon execution of an Award Agreement.

6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, the Committee may grant (i) Incentive Stock Options to any Employee and (ii) Nonqualified Stock Options to any Employee, Advisor or non-employee Director, in the number, and upon the terms, and at any time and from time to time, as the Committee determines and sets forth in the Award Agreement.

6.2 Award Agreement. Each Option grant will be evidenced by an Award Agreement that specifies the duration of the Option, the number of Shares to which the Option pertains, the manner, time, and rate of exercise and/or vesting of the Option, and such other provisions as the Committee determines and sets forth in the Award Agreement. The Award Agreement will also specify whether the Option is intended to be an ISO or an NQSO.

6.3 Exercise Price. Each Option grant and Award Agreement will specify the Exercise Price for each Share subject to an Option, which the Committee will determine and which must be greater than or equal to (and not less than) the Fair Market Value of a Share on the date the Option is granted.

6.4 Duration of Options. Each Option will expire at the time determined by the Committee at the time of grant and set forth in the Award Agreement, but no later than 10 years after the date of its grant.

6.5 Exercise of Options. Options will become vested and exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement.

6.6 Payment. The holder of an Option may exercise the Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Option is to be exercised, together with full payment at the Exercise Price for the Shares as to which the Option is exercised and any withholding tax relating to the exercise of the Option.

The Exercise Price and any related withholding taxes will be payable to the Company in full either: (a) in cash, or its equivalent, in United States dollars; (b) if permitted in the governing Award Agreement, by tendering Shares the Participant owns and duly endorses for transfer to the Company; (c) in any combination of cash, certified or cashier’s check and Shares described in clause (b); or (d) by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to the Shares.

6.8 Termination of Service. Each Option Award Agreement will set forth the extent to which the Participant has the right to exercise an Option after his or her termination of Service. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform among all Options, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

6.9 Nontransferability of Options. Except as otherwise provided in a Participant’s Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to a revocable trust. Further, except as otherwise provided in a Participant’s Award Agreement, all Options will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

6.10 Incentive Stock Options. Notwithstanding any other provision of this Article 6, the following special provisions shall apply to any award of Incentive Stock Options:

(a) The Committee may award Incentive Stock Options only to Employees.

(b) To the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such options shall be treated as Nonqualified Stock Options.

(c) If the Employee to whom the Incentive Stock Option is granted is a Ten Percent Owner of the Company, then: (A) the exercise Price for each Share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Share on the Award Date; and (B) the Option will expire upon the earlier of (i) the time specified by the Committee in the Award Agreement, or (ii) the fifth anniversary of the date of grant.

(d) Notwithstanding Section 6.8, an Incentive Stock Option, to the extent exercisable, must be exercised, if at all, within three months after the Participant’s Termination of Service for a reason other than death or Disability and within twelve months after the Participant’s Termination of Service for death or Disability, but in no event later than the expiration of the original term of such Option.

7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, the Committee may grant SARs to any Employee, non-employee Director, or Advisor in the number, and upon the terms, and at any time and from time to time, as the Committee determines and sets forth in the Award Agreement.

7.2 Award Agreement. Each SAR grant will be evidenced by an Award Agreement that specifies the duration of the SAR, the number of SARs granted, the manner, time, and rate of exercise and/or vesting of the SAR, and such other provisions as the Committee determines and sets forth in the Award Agreement.

7.3 Grant Price. Each SAR grant and Award Agreement will specify the grant price for each SAR, which the Committee will determine and which must be greater than or equal to (and not less than) the Fair Market Value of the SAR on the date it is granted.

7.4 Duration of SARs. Each SAR will expire at the time determined by the Committee at the time of grant and set forth in the Award Agreement, but no later than 10 years after the date of its grant.

7.5 Exercise of SARs. SARs will become vested and exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement.

7.6 Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)	the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value on the date of exercise of the SAR over the grant price specified in the Award Agreement; by
(ii)	the number of Shares as to which the SAR is exercised.

The payment upon SAR exercise may be made in cash, in Shares of equivalent Fair Market Value or in some combination of the two, as specified in the Award Agreement.

7.7 Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to exercise the SAR after his or her termination of Service. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform, among all SAR awards, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

7.8 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged,

assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to a revocable trust. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock or Restricted Stock Units to Employees, Advisors, and/or non-employee Directors in such amounts as it determines and sets forth in the Award Agreement.

8.2 Award Agreement. Each Restricted Stock or Restricted Stock Unit grant will be evidenced by an Award Agreement that specifies the Restricted Periods, the number of Shares granted, the purchase price, if any, and such other provisions as the Committee determines and sets forth in the Award Agreement.

8.3 Nontransferability. The Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the end of the applicable Restricted Period as specified in the Award Agreement, or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to Restricted Stock will be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8.4 Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Units as it deems advisable and sets forth in the applicable Award Agreement including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section as to any given Award will lapse all at once or in installments.

The Company shall retain the certificates representing Shares of Restricted Stock in its possession until all conditions and/or restrictions applicable to the Shares have been satisfied.

8.5 Payment of Awards. Except as otherwise provided in this Agreement, Restricted Stock that becomes Owned Shares will be transferable by the Participant after the last day of the applicable Restricted Period.

8.6 Voting Rights. The applicable Award Agreement may (but is not required to) specify that Participants holding Shares of Restricted Stock may exercise any voting rights that apply to those Shares during the Restricted Period.

8.7 Dividends and Other Distributions. The applicable Award Agreement may specify that Participants awarded Shares of Restricted Stock hereunder will be credited with regular cash dividends, if any, paid on those Shares during the Restricted Period. Dividends may be paid currently, accrued as contingent cash obligations, or converted into additional Shares of Restricted Stock, upon such terms as the Committee establishes. The Committee may apply any restrictions it deems advisable to the crediting and payment of dividends and other distributions.

8.8 Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to retain Restricted Stock or Share equivalents attributable to Restricted Stock Units after his or her termination of Service with the Company or an Affiliate. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform among all Awards of Restricted Stock or Restricted Stock Units, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

8.9 Section 83(b) Election. The Participant will indicate to the Company whether the Participant intends to make a Section 83(b) election with respect to the Restricted Stock. No such election is permitted with respect to an Award of Restricted Stock Units.

9. Performance Shares, Performance Units, and Performance Awards

9.1 Generally. The Committee shall have the authority to grant to any Employee, Advisor, or non-employee Director Performance Shares, Performance Units, and Performance Awards. The Committee shall have the authority to determine the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Shares, Performance Units, and Performance Awards for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares, Performance Units, and Performance Awards (other than annual Awards) shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No Shares will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time from time to time, as shall be determined by the Committee.

9.2 Earned Performance Shares, Performance Units, and Performance Awards. Performance Shares, Performance Units, and Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Shares, Performance Units, and Performance Awards on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not to exceed 200%) as the Committee shall specify.

9.3 Performance Criteria.

(a) For purposes of this Article 9, the term “Performance Criteria” shall mean any one or more of the following performance criteria, as determined by the Committee: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenue; sales; same store sales; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total shareholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of the Company’s common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; or strategic objectives milestones.

(b) When establishing Performance Criteria for a Performance Period, the Committee may specify any reasonable definition of the Performance Criteria it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other non-operating items. The Committee will have the discretion to adjust targets set for pre-established performance objectives; however, Awards designed to qualify for the performance-based exception from the tax deductibility limits of Code Section 162(m) may not be adjusted upward, except to the extent permitted under Code Section 162(m), to reflect accounting changes or other events. If Code Section 162(m) or other applicable tax or securities laws change to allow the Committee discretion to change the types of Performance Criteria without obtaining shareholder approval, the Committee will have sole discretion to make such changes without obtaining shareholder approval. In addition, if the Committee determines it is advisable to grant Awards that will not qualify for the aforementioned performance-based exception, the Committee may grant Awards that do not so qualify.

9.4 Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Shares, Performance Units, or Performance Awards to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Performance Criteria for the applicable Performance Period no later than the 90th day after the Performance Period begins (or by such other date as may be required under Section 162(m) of the Code).

9.5 Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the number of Performance Shares, the number and value of Performance Units, or the amount of the Performance Award, that have been earned on the basis of performance in relation to the established Performance Criteria.

9.6 Payment of Awards. Earned Performance Shares, Performance Awards, and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 9.5 above, provided that earned Performance Shares, Performance Awards, and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied. The Committee shall determine whether Performance Shares, Performance Awards, and the value of earned Performance Units are to be distributed in the form of cash, Shares, or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of the Shares on the date of the Committee’s certification under Section 9.5 above.

9.7 Newly Eligible Participants. Notwithstanding anything in this Article 9 to the contrary, the Committee shall be entitled to make such rules, determinations, and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units, or Performance Awards after the commencement of a Performance Period.

9.8 Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to his or her Performance Shares, Performance Units, or Performance Awards after his or her termination of Service. The terms will be determined by the Committee in its sole discretion, need not be uniform among all Awards, and may reflect, without limitation, distinctions based on the reason for termination of Service.

10. Other Stock or Cash-Based Awards

In addition to the Awards described in Articles 6 through 9, and subject to the terms of the Plan (including the limits contained in Section 4.1), the Committee may grant other incentives payable in cash or in Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate

11. Miscellaneous.

11.1 Transferability of Award. Except as permitted by this Article 11 or with the prior written consent of the Company, a Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any Award. If a Participant sells, transfers, pledges, assigns or otherwise alienates or hypothecates the Award in breach of this Section 11.1, the Company will not be required to transfer the Award on its books or to treat any such transferee as owner of the Award.

11.2 Participant’s Rights Upon Change in Control. The Committee may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of Service in connection with a Change in Control or upon the occurrence of any other event that the Committee may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any vested Options and SARs by the Company, if the Company is the surviving corporation; (ii) the assumption of any vested Options and SARs by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any vested Options and SARs; or (iv) settlement of any vested Options and SARs for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price, such vested Options and SARs shall terminate and be canceled. To the extent that Restricted Stock, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in

Control transaction the same consideration as the Shares held by shareholders of the Company as a result of the Change in Control transaction. For purposes of this Section 11.2, Change in Control Price shall mean the Fair Market Value of a Share upon a Change in Control. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Committee.

Notwithstanding any of the foregoing, the Company shall not take any action with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A of the Code that would constitute an extension, acceleration, or other modification of, payment terms if such change would be inconsistent with the applicable requirements of Section 409A of the Code.

11.3 Disqualifying Disposition. The Participant must notify the Company of any disposition of any Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions) (any such circumstance, a “Disqualifying Disposition”), within 10 days of such Disqualifying Disposition.

12. Beneficiary Designation

Each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Company, and must be made during the Participant’s lifetime. If a Designated Beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Participant’s Award Agreement.

13. Rights of Participants

13.1 Service. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time, or confer upon any Participant any right to continue in the Service of the Company or any Affiliate or any rights as a stockholder except as to Owned Awards.

13.2 Participation. No Employee, Advisor, Director or Participant will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

14. Amendment, Modification and Termination

14.1 Amendment, Modification and Termination. The Board or the Committee may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part; provided, however, that neither the Board nor the Committee will, without approval of the Company’s shareholders, increase the number of shares that may be issued or transferred to Participants under the Plan as described in Section 4.1 (and subject to adjustment as provided in Section 4.3 and 14.2). Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised). Notwithstanding the foregoing, no modification of an Award will, without the prior written consent of the Participant, materially impair any rights or obligations under any Award already granted under the Plan unless the Committee expressly reserved the right to do so at the time of the Award. Notwithstanding the foregoing, except as provided in Sections 4.3 and 14.2, the Committee will not modify any outstanding Option or SAR so as to specify a lower Exercise Price or grant price (and will not cancel an Option or SAR and substitute for it an Option or SAR with a lower Exercise or grant price), without the approval of the Company’s shareholders. In addition, except as provided in Sections 4.3 and 14.2, the Committee may not cancel an outstanding Option or SAR whose Exercise Price or grant price is equal to or greater than the current Fair Market Value of a Share and substitute for it another Award without the prior approval of the Company’s shareholders.

14.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3) affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Committee determines that adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee may, using reasonable care, adjust the terms and conditions of, and the criteria included in, Awards. Notwithstanding the foregoing, no modification of an Award will, without the prior written consent of the Participant, materially impair any rights or obligations under any Award already granted under the Plan.

15. Withholding

15.1 Tax Withholding. The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares, at the Company’s discretion) sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan.

15.2 Share Withholding. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may, but need not, satisfy the minimum withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the minimum amount of withholding tax required to be collected on the transaction. The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

16. Successors

All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company resulting from a Change in Control.

17. Legal Construction

17.1 Number. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

17.2 Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

17.3 Requirements of Law. The granting of Awards and the issuance of Share and/or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations and to any approvals by governmental agencies or national securities exchanges as may be required.

17.4 Securities Law Compliance. As to any individual who is, on the relevant date, an officer, director or ten percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.5 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

17.6 Non-U.S. Based Person. Notwithstanding any other provision of the Plan to the contrary, the Committee may make Awards to Persons who are not citizens or residents of the United States on such terms and conditions different from those specified in the Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the Plan’s purposes. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees.

17.7. Other Benefits. No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any Retirement plan of the Company or an Affiliate, nor affect any benefits or compensation under any other benefit or compensation plan of the Company or an Affiliate, now or subsequently in effect.

17.8. Compliance With Code Section 162(m) and Code Section 409A. Awards will comply with the requirements of Code Section 162(m), unless the Committee determines that such compliance is not desired with respect to an Award available for grant under the Plan. In addition, if changes are made to Code Section 162(m) to permit greater flexibility as to any Award available under the Plan, the Committee may, subject to Article 14, make any adjustments it deems appropriate. The Plan and Awards, and all amounts payable with respect to Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment or Service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” “termination of Service,” or like terms shall mean a “separation from service.” A separation from service shall be deemed to occur if it is anticipated that the level of services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of services provided by the Participant in the immediately preceding thirty-six (36) months.

17.9 Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed and enforced in accordance with, and governed by, the laws of the State of Indiana, without giving effect to its conflict of laws principles. Participants, the Company, and Affiliates each submit and consent to the jurisdiction of the courts in the State of Indiana, County of Allen, including the Federal Courts located therein, should Federal jurisdiction requirements exist in any action brought to enforce (or otherwise relating to) this Plan or an Award Agreement.

17.10 Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Board or the Committee, nor any person acting on behalf of the Company, any Affiliate, or the Board or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999; provided, that nothing in this Section 11(b) shall limit the ability of the Board, the Committee or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

VERA BRADLEY, INC 12420 Stonebridge Road Roanoke, IN 46783

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THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Robert Hall 02 P. Michael Miller 03 Edward M. Schmults
The Board of Directors recommends you vote FOR proposals 2. and 3.:						For	Against	Abstain
2.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.					☐	☐	☐
3.	To reapprove the performance goals set forth in the Vera Bradley, Inc. 2010 Equity and Incentive Plan.					☐	☐	☐
NOTE: In their discretion, the proxy holders may vote on such other matters as may properly come before the Annual Meeting, or at any adjournment or postponement thereof.

☐
For address change/comments, mark here. (see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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VERA BRADLEY, INC. Annual Meeting of Shareholders Thursday May 28, 2015 11:00 AM EDT 12420 Stonebridge Road Roanoke, Indiana 46783

This proxy is solicited on behalf of the Board of Directors of Vera Bradley, Inc.

The undersigned hereby appoints Robert Wallstrom, Kevin Sierks and Anastacia S. Knapper, or any of them, as true and lawful agents and proxies with full power of substitution in each, to attend and represent the undersigned on all matters to come before the Annual Meeting of Shareholders and to vote as designated on the reverse side, all the common shares of Vera Bradley, Inc., held of record by the undersigned on March 25, 2015, during or at any adjournment or postponement of the Annual Meeting of Shareholders to be held at 11:00 A.M., EDT at the Company’s offices at 12420 Stonebridge Road, Roanoke, Indiana 46783 on Thursday, May 28, 2015. I hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of which are incorporated by reference, and revoke any proxy previously given by me with respect to such meeting.

This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy “FOR ALL” director nominees under Proposal 1, “FOR” Proposals 2 and 3 and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side